UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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GSI Commerce, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2007

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of GSI Commerce, Inc. which will be held on Friday, June 15, 2007 at 10:00 a.m. local time, at the Company’s headquarters, located at 935 First Avenue, King of Prussia, Pennsylvania 19406. The official notice of the Annual Meeting together with a proxy statement and proxy card are enclosed. Please give this information your careful attention.

At the Annual Meeting, stockholders of GSI Commerce, Inc. are being asked to elect eight directors of GSI Commerce, Inc., approve an amendment to GSI Commerce, Inc.’s 2005 Equity Incentive Plan to increase the number of shares of common stock issuable under this Plan, ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2007, and act upon such other business as may properly come before the Annual Meeting.

Whether or not you expect to attend the meeting in person, it is important that your shares be voted at the meeting. I urge you to specify your choices by marking the enclosed proxy card and returning it promptly.

Sincerely,

Michael G. Rubin
Chairman of the Board and Chief Executive Officer

935 First Avenue, King of Prussia, PA 19406            (610) 265-3229

GSI COMMERCE, INC.

935 FIRST AVENUE

KING OF PRUSSIA, PA 19406

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held June 15, 2007

Dear Stockholder:

Notice is hereby given that the Annual Meeting of Stockholders of GSI Commerce, Inc. (“GSI”) will be held on Friday, June 15, 2007, at 10:00 a.m. local time, at GSI’s headquarters, located at 935 First Avenue, King of Prussia, Pennsylvania 19406. At the Annual Meeting, stockholders will be asked:

1. To elect eight directors, each to hold office for one year terms and until their successors are elected and qualified;

2. To approve an amendment to GSI’s 2005 Equity Incentive Plan to increase the number of shares of GSI’s common stock, par value $.01 per share, reserved and issuable under the 2005 Equity Incentive Plan by 3,000,000 shares;

3. To ratify the appointment of Deloitte & Touche LLP as GSI’s independent registered public accounting firm for fiscal 2007; and

4. To act upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

The Board of Directors has fixed April 23, 2007 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Arthur H. Miller Secretary

King of Prussia, Pennsylvania

April 30, 2007

GSI Commerce, Inc.

935 First Avenue

King of Prussia, PA 19406

PROXY STATEMENT

About the Annual Meeting

Who is soliciting my vote?

The Board of Directors of GSI Commerce, Inc. (“GSI” or the “Company”) is soliciting your vote at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement, the Notice of Annual Meeting and the Proxy Card are first being mailed to stockholders on or about April 30, 2007.

When is the Annual Meeting and where will it be held?

The Annual Meeting will be held on Friday, June 15, 2007 at 10:00 a.m. local time, at the Company’s headquarters, located at 935 First Avenue, King of Prussia, Pennsylvania 19406.

Who is entitled to vote at the Meeting?

The Board of Directors has set April 23, 2007 as the record date for the Annual Meeting (the “Record Date”). If you were a stockholder of record, as shown on the stock transfer books of GSI, at the close of business on the Record Date, you are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each share of GSI common stock, par value $0.01 per share (the “Common Stock”) is entitled to one vote on each matter which may be brought before the Annual Meeting.

On the Record Date, there were 46,315,168 shares of Common Stock issued and outstanding and, therefore, eligible to vote at the Meeting.

How many votes must be present to hold the Annual Meeting?

A majority of the votes that can be cast, or 23,157,585 votes, must be present or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. All shares of GSI Common Stock present in person or represented by proxy (including broker non-votes) and entitled to vote at the Annual Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How do I vote my shares?

In order to vote your shares, you may attend the Annual Meeting and vote in person or you may vote by proxy.

If you are a registered stockholder (that is, if your stock is registered in your name), you may vote by proxy by completing and signing the enclosed proxy card and returning the card in the postage-paid envelope we have provided you. If your shares are held in “street name” (that is, if your stock is registered in the name of your broker, bank or other nominee), that institution will send you separate instructions describing the procedure for voting your shares.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote all shares of Common Stock represented by such proxy:

(i) FOR election of all nominees for director named in this Proxy Statement;

(ii) FOR approval of the amendment to GSI’s 2005 Equity Incentive Plan to increase the number of shares of GSI’s common stock, par value $.01 per share, reserved and issuable under the 2005 Equity Incentive Plan by 3,000,000 shares;

(iii) FOR ratification of the appointment of Deloitte & Touche LLP; and

(iv) in their discretion as to any other matter that may properly come before the Annual Meeting.

How are my votes counted?

You may either vote for or withhold authority to vote for a nominee for the Board. For the election of directors, withheld votes do not affect whether a nominee has received sufficient votes to be elected.

You may vote for or against or you may abstain from voting on any other proposal. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against that proposal. Broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a proposal.

How many votes are required to elect directors or to approve any other proposal?

The election of directors will be determined by a plurality vote and the eight nominees receiving the most votes will be elected. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to approve any other proposal at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:

•	submitting a later-dated proxy; or

•	attending the Annual Meeting and voting in person. Your attendance alone will not revoke your proxy. You must also vote in person at the Annual Meeting.

The last vote received chronologically will supercede any prior vote.

If you hold your shares in street name, you must contact your broker, bank or other nominee regarding how to change your vote.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares that are registered in more than one account. To ensure that all of your shares are voted, you will need to sign and return each proxy card you receive.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

Fiscal Year End

As used in this Proxy Statement, “fiscal 2000,” “fiscal 2001,” “fiscal 2002,” “fiscal 2003,” “fiscal 2004,” “fiscal 2005” and “fiscal 2006” refer to GSI’s fiscal years ended December 30, 2000, December 29, 2001, December 28, 2002, January 3, 2004, January 1, 2005, December 31, 2005 and December 30, 2006, respectively, and “fiscal 2007” refers to GSI’s fiscal year ending December 29, 2007.

PROPOSAL 1—ELECTION OF DIRECTORS

GSI’s amended and restated bylaws provide that the number of directors will be set at nine unless otherwise determined by the Board of Directors. Mr. Michael S. Perlis, who currently serves on the Board of Directors, is not standing for re-election at the Annual Meeting. Accordingly, the Board has set the number of directors at eight effective as of the date of the Annual Meeting. The following table sets forth certain information regarding the nominees for election to the Board to serve for one-year terms until the 2008 Annual Meeting and until their respective successors are elected and qualified. All of the nominees currently serve as directors of GSI. The nominees have consented to being named in this Proxy Statement and to serve if elected.

Name	Age(1)	Position(s) Held in the Company	Director Since
Michael G. Rubin	34	Chairman, President and Chief Executive Officer	1995
M. Jeffrey Branman	51	Director	2001
Michael J. Donahue	48	Director	2006
Ronald D. Fisher	59	Director	2000
John A. Hunter	55	Director	2005
Mark S. Menell	42	Director	2000
Jeffrey F. Rayport	47	Director	1999
Andrea M. Weiss	51	Director	2006

(1)	As of April 1, 2007.

Michael G. Rubin has served as GSI’s chairman of the board and chief executive officer since July 1995 and as president since August 2006. Previously, Mr. Rubin served as GSI’s co-president from May 2004 through August 2005 and as GSI’s president from June 2000 through May 2004.

M. Jeffrey Branman has been one of GSI’s directors since October 2001. Since March 2007, Mr. Branman has been a managing director of Hilco Consumer Capital LLC, a private equity firm focused on North American consumer products companies and brands. From February 2007 to March 2007, Mr. Branman was a managing director of Petsky Prunier LLC, a specialty investment bank. From March 2005 through February 2007, Mr. Branman was the president and owner of Interactive Commerce Partners LLC, a provider of financial advisory services. Mr. Branman served as president of Interactive Technology Services, a subsidiary of Comcast Corporation, a developer, manager and operator of broadband cable networks, from April 2000 through March 2005. Interactive Technology Services served as financial advisor to Interactive Technology Holdings, LLC, a joint venture of Comcast Corporation and QVC, Inc. which sought and made investments. From March 1996 to February 2000, Mr. Branman was senior vice president corporate development of Foot Locker, Inc., a retailer of athletic footwear and apparel, and chief executive officer of FootLocker.com, the internet and direct marketing subsidiary of Foot Locker.

Michael J. Donahue has been one of GSI’s directors since June 2006. Since March 2005, Mr. Donahue has served as a self-employed advisor in the technology industry. From January 2000 to March 2005, Mr. Donahue served as the group executive vice president and chief operating officer of BearingPoint, Inc., a consulting and systems integration firm. Prior to January 2000, Mr. Donahue served as managing partner, solutions, for the consulting division of KPMG LLP, the global accounting firm, and as a member of the boards of directors of KPMG LLP US and KPMG Consulting KK Japan. Mr. Donahue is also a director of Air Products and Chemicals, Inc. and Arbinet-theexchange, Inc.

Ronald D. Fisher has been one of GSI’s directors since March 2000. Mr. Fisher currently serves as the vice chairman of SOFTBANK Holdings Inc. and as a managing general partner of SOFTBANK Capital Partners LP, a private equity organization. He joined SOFTBANK in October 1995. From January 1990 to September 1995, Mr. Fisher was chief executive officer of Phoenix Technologies, Ltd., a developer and marketer of system software products. Mr. Fisher is also a director of SOFTBANK Corporation and E*TRADE Group, Inc.

John A. Hunter has been one of GSI’s directors since November 2005. Mr. Hunter currently serves as executive vice president of customer fulfillment services for QVC Inc., an electronic retailer. Prior to February 2007, Mr. Hunter was senior vice president of distribution for QVC. He joined QVC in 1991 as a vice president of customer service. Prior to 1991, Mr. Hunter was a senior vice president in the credit division of Citibank, where he was employed from 1982 to 1991.

Mark S. Menell has been one of GSI’s directors since April 2000. Mr. Menell has been a partner of Rustic Canyon Partners, a venture capital firm, since January 2000. From August 1990 to January 2000, Mr. Menell was an investment banker at Morgan Stanley & Co. Incorporated, most recently as principal and co-head of Morgan Stanley’s Technology Mergers and Acquisitions Group, in Menlo Park, CA.

Dr. Jeffrey F. Rayport has been one of GSI’s directors since April 1999. Dr. Rayport has been chairman of Marketspace LLC, a digital strategy advisory and research business of Monitor Group, since October 2003 and was chief executive officer of Marketspace from September 1998 to October 2003. From September 1991 through September 1999, Dr. Rayport was a faculty member in the marketing and service management units at the Harvard Business School. Dr. Rayport is also a director of ValueClick Inc. and International Data Group.

Andrea M. Weiss has been one of GSI’s directors since June 2006. Since August 2002, Ms. Weiss has served as president and chief executive officer of Retail Consulting Inc., an international retail consulting company she owns. From April 2001 to August 2002, Ms. Weiss served as president of dELiA*s Corp., a direct marketing and retail company comprised of lifestyle brands for teenage girls. From May 1998 to February 2001, Ms. Weiss served as executive vice president and chief stores officer of Limited Brands, Inc., a specialty retail business. Ms. Weiss is also a director of CBRL Group, Inc. and eDiets.com Inc.

Right to Designate Directors

The stock purchase agreements, as amended, pursuant to which certain entities affiliated with SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP, or SOFTBANK, acquired their shares of GSI Common Stock provide that SOFTBANK has the right to designate one member of GSI’s Board of Directors, depending on the number of shares of GSI Common Stock held by SOFTBANK. SOFTBANK also has the right to have its director serve as a member of each committee of GSI’s Board of Directors. Mr. Fisher is SOFTBANK’s designee to GSI’s Board of Directors.

The stock purchase agreement, as amended, pursuant to which a subsidiary of Liberty Media Corporation, together collectively with its subsidiaries referred to as Liberty, acquired its shares of GSI Common Stock provides that Liberty has the right to designate one member of GSI’s Board of Directors, depending on the number of shares of GSI Common Stock held by Liberty. Liberty also has the right to have its director serve as a member of each committee of GSI’s Board of Directors. Mr. Hunter is Liberty’s designee to GSI’s Board of Directors.

Voting Agreements

Mr. Rubin entered into a voting agreement in favor of SOFTBANK, pursuant to which, as amended, Mr. Rubin agreed that he would vote all shares of GSI Common Stock then held by him in favor of the election to GSI’s Board of Directors of the director that SOFTBANK is entitled to designate. In addition, Mr. Rubin, as a stockholder, agreed not to take any action to remove any GSI director designated by SOFTBANK.

SOFTBANK also entered into a voting agreement in favor of Mr. Rubin relating to the election of incumbent directors of GSI. Pursuant to this voting agreement, SOFTBANK agreed that it would vote all shares of GSI Common Stock then held by it with respect to all directorships other than those which it is entitled to designate (i) in favor of any member of GSI’s Board of Directors who was a member of the Board of Directors prior to April 27, 2000, and any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected as a director, referred to as continuing director, and who, in either event, is not a director designated by SOFTBANK and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of the continuing directors then on the Board of Directors, and (ii) against the election of any directors other than those directors specified in clause (i) of this sentence.

Mr. Rubin and Liberty are party to a voting agreement pursuant to which, as amended, (i) Mr. Rubin agreed that he would vote all of his shares of GSI Common Stock in favor of election to GSI’s Board of Directors of the director that Liberty is entitled to designate, and (ii) Liberty agreed that it would vote all of its shares of GSI Common Stock in favor of election to GSI’s Board of Directors of certain continuing directors (as such term is defined therein).

SOFTBANK and Liberty are party to a voting agreement whereby (i) SOFTBANK agreed that it would vote all of its shares of GSI Common Stock in favor of election to GSI’s Board of Directors of the directors that Liberty is entitled to designate, and (ii) Liberty agreed that it would vote all of its shares of GSI Common Stock in favor of election to GSI’s Board of Directors of the directors that SOFTBANK is entitled to designate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ELECTION OF ALL OF THE NOMINEES FOR DIRECTORS.

Board, Committees and Attendance at Meetings of the Board and Committees

The Board of Directors of GSI held twelve meetings during fiscal 2006. During fiscal 2006, no current director, other than Messrs. Hunter and Fisher and Ms. Weiss, attended fewer than 75% of the aggregate of (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings held by committees of the Board of Directors on which he or she served during the period he served. Mr. Hunter attended 18 of 27 of such Board and committee meetings, Mr. Fisher attended 9 of 14 of such Board and committee meetings and Ms. Weiss attended 6 of 10 of such Board and committee meetings. A description of each of the committees of the Board of Directors of GSI is set forth below.

The Board has determined that the following directors, constituting a majority of the members of the Board of Directors, are independent as defined in the applicable listing standards of the Nasdaq Stock Market: Messrs. Donahue, Hunter, Fisher, Menell and Perlis, Ms. Weiss and Dr. Rayport. The independence standards of Nasdaq are composed of objective standards and subjective standards. Under the objective standards, a director will not be deemed independent if he directly or indirectly receives compensation (other than as a director) in excess of certain thresholds or if certain described relationships exist. Under the subjective independence standard, a director will not be deemed independent if he has a relationship with GSI that, in the view of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under the Nasdaq Stock Market rules, an independent director must satisfy both the objective and the subjective standards.

In evaluating the independence of Messrs. Fisher and Perlis, the Board considered that each of them was affiliated with SOFTBANK, a principal stockholder of GSI. In evaluating the independence of Mr. Hunter, the Board considered that he was an employee of QVC, a subsidiary of Liberty, a principal shareholder of GSI. In each case, the Board concluded that, in their view, such relationships would not interfere with the exercise of such person’s independent judgment in carrying out their responsibilities as a director.

The Board of Directors has three standing committees.

Audit Committee.    The Board of Directors has a separately designated standing audit committee. The current members of the Audit Committee are Messrs. Menell (Chairman) and Donahue and Dr. Rayport. Mr. Perlis was a member of the Audit Committee during a portion of fiscal 2006 and was replaced by Mr. Donahue on June 30, 2006 following our 2006 annual meeting of stockholders. The Board of Directors has determined that each member of the Audit Committee is independent as defined in the applicable listing standards of the Nasdaq Stock Market and SEC regulations and that Mr. Menell qualifies as an audit committee financial expert as that term is defined in SEC regulations. The Audit Committee held ten meetings during fiscal 2006.

The Audit Committee’s responsibilities include:

•	appointing, determining funding for, overseeing and replacing the independent registered public accounting firm;

•	reviewing the independence of the independent registered public accountant;

•	resolving any disagreements between management and the independent registered public accounting firm;

•	reviewing GSI’s quarterly and annual financial statements and discussing the same with GSI’s management;

•	pre-approving all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for GSI by its independent registered public accounting firm;

•	establishing, reviewing and periodically updating GSI’s Code of Business Conduct Policy and GSI’s Finance Code of Professional Conduct;

•

establishing and overseeing procedures for the receipt, retention and treatment of complaints received by GSI regarding (a) accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by GSI’s employees of concerns regarding questionable accounting or auditing matters; and

•	approving all related party transactions.

The responsibilities of the Audit Committee are further described in the Audit Committee Charter adopted by the Audit Committee and the Board of Directors, a copy of which is available on our Web site at www.gsicommerce.com.

Compensation Committee.    The current members of the Compensation Committee are Messrs. Hunter and Perlis (Chairman) and Ms. Weiss. Mr. Menell was a member of the Compensation Committee during a portion of fiscal 2006 and was replaced by Ms. Weiss on June 30, 2006 following our 2006 annual meeting of stockholders. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the applicable listing standards of the Nasdaq Stock Market. The Compensation Committee held 13 meetings during fiscal 2006.

The Compensation Committee’s responsibilities include:

•	reviewing and recommending for approval by the Board the compensation of the our Chief Executive Officer and reviewing and approving the compensation of our other executive officers; and

•	overseeing and advising the Board on the adoption of policies that govern our compensation programs, including stock and benefit plans; and

•	reporting on executive compensation in our proxy statement in accordance with applicable rules and regulations.

The responsibilities of the Compensation Committee are further described in the Compensation Committee Charter, a copy of which is available on our Web site at www.gsicommerce.com.

As provided in its charter, the Compensation Committee may, in its discretion, form and delegate all or a portion of its authority, duties and responsibilities to one or more subcommittees of the Compensation Committee. To date, the Compensation Committee has not delegated its responsibilities. Mr. Rubin, our

President and Chief Executive Officer, makes recommendations to the Compensation Committee with respect to the compensation of executive officers, other than himself, but does not participate in the final deliberations of the Compensation Committee. The Compensation Committee has the authority to retain independent counsel or other advisors and has, in the past, retained compensation consultants and outside counsel to assist it. For more information concerning the Compensation Committee’s processes and procedures for the determination of executive officer compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee.    The current members of the Nominating and Corporate Governance Committee are Mr. Fisher, Ms. Weiss and Dr. Rayport (Chairman). Mr. Hunter was a member of the Nominating and Corporate Governance Committee during a portion of fiscal 2006, and was replaced by Ms. Weiss on June 20, 2006 following our 2006 annual meeting of stockholders. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the applicable listing standards of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee held two meetings during fiscal 2006.

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying qualified individuals to become Board members;

•	determining the composition of the Board and its committees;

•	monitoring a process to assess the Board’s effectiveness; and

•	developing and implementing the Company’s corporate governance guidelines.

•	reviewing and establishing compensation for non-employee members of the Board of Directors.

The responsibilities of the Nominating and Corporate Governance Committee are further described in the Nominating and Corporate Governance Committee Charter, a copy of which is available on our Web site at www.gsicommerce.

Director Attendance at Annual Meeting

GSI does not have a policy with regard to Board members’ attendance at the Annual Meeting. Messrs. Branman and Rubin attended GSI’s 2006 annual meeting of stockholders.

Director Nomination Process

Director Qualifications.    While GSI does not have any specific, minimum qualifications for Board nominees, in considering possible candidates for election as a director, the Nominating and Corporate Governance Committee will be guided by the following:

•	Each director should be an individual of high character and integrity;

•	Each director should be accomplished in his or her respective field, with superior credentials and recognition;

•	Each director should have relevant expertise and experience and be able to offer advice and guidance to management based on that expertise and experience;

•	Each director should have sufficient time available to devote to GSI; and

•	Directors should be selected such that the Board represents a diversity of background and experience.

Director Nominee Selection Process.    Subject to the right of certain stockholders to designate directors described above, GSI’s Nominating and Corporate Governance Committee recommends qualified candidates as directors of GSI and recommends that the Board nominate such individuals for election to the Board at the next annual meeting of stockholders. The Nominating and Corporate Governance Committee will consider director candidates recommended by Board members, management and stockholders, as well as those identified by any third-party search firm it may retain. Director candidates recommended by stockholders which comply with the procedures set forth below, subject to GSI’s contractual obligations to certain stockholders described above, will receive the same consideration as candidates recommended by other persons.

In the case of considering a new director candidate, the selection process for director candidates includes the following steps:

•	identification of director candidates by the Nominating and Corporate Governance Committee based upon suggestions from current directors and management and recommendations received from stockholders;

•	possible engagement of a director search firm;

•	interviews of candidates by members of the Nominating and Corporate Governance Committee and management;

•	reports to the Board of Directors by the Nominating and Corporate Governance Committee on the selection process;

•	recommendations by the Nominating and Corporate Governance Committee; and

•	formal nominations by the Board of Directors for inclusion in the slate of directors at the annual meeting.

In the past, on some occasions, the Nominating and Corporate Governance Committee has engaged a third party search firm to assist in identifying candidates to serve as members of GSI’s Board of Directors.

Procedure for Stockholders Recommending Director Candidates.    A stockholder who wishes to recommend a prospective director nominee should submit their recommendation to Chairman of the Nominating and Corporate Governance Committee in writing c/o GSI Commerce, Inc., 935 First Avenue, King of Prussia, PA 19406. The following information must be included in or attached to the letter:

•	the name and address of the stockholder making the recommendation and each recommended nominee;

•

a representation that the stockholder is a holder of record of capital stock of GSI entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons recommended for nomination;

•

a description of all arrangements and understandings between the stockholder and each recommended nominee and any other person or persons (naming such person or persons) pursuant to which the recommendation was made by the stockholder;

•

such other information regarding each recommended nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee were to be nominated by the Board of Directors; and

•	the consent of each recommended nominee to serve as a director of GSI if so nominated and elected.

The deadline for submitting stockholder recommendations pursuant to the foregoing procedures for the 2008 annual meeting of stockholders is January 2, 2008. All stockholder recommendations which are late will be rejected by the Company.

In connection with the 2007 Annual Meeting, GSI has not received a director nominee recommendation from any stockholder, or group of stockholders, that beneficially owns more than five percent of GSI’s Common Stock. Liberty has designated John A. Hunter to serve as its nominee on the Board, pursuant to its contractual right described above. In addition, SOFTBANK has designated Ronald D. Fisher to serve as its nominee on the Board, pursuant to its contractual right described above. Each of the current nominees listed for directors under Proposal 1 of this Proxy Statement is a current director standing for re-election.

Procedure for Stockholders Nominating Directors.    In addition, under GSI’s amended and restated bylaws, stockholders are permitted to nominate directors to be elected at a meeting of stockholders. GSI’s amended and restated bylaws set forth procedures which stockholders must follow for nominations of directors to be brought before a meeting of GSI’s stockholders.

According to GSI’s amended and restated bylaws, for nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given notice in writing to GSI’s Secretary at GSI’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. The timing of the notice is subject to change in the event that the date of GSI’s annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or in the event that the number of directors to be elected to GSI’s Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by GSI at least 100 days prior to the first anniversary of the preceding year’s annual meeting.

A stockholder’s notice must set forth:

(A) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required by Regulation 14A under the Exchange Act and Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

(B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such stockholder and of such beneficial owner, (ii) the class and number of shares which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

If the stockholder, or the beneficial owner on whose behalf any such nomination is made, has provided GSI with a Solicitation Notice, such stockholder or beneficial owner must, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of GSI’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice.

GSI’s amended and restated bylaws also set forth procedures which stockholders must follow for nominations of directors to be brought before a special meeting of stockholders.

Except as otherwise provided by law, the chairman of the meeting has the power and duty to determine whether a nomination to be brought before the meeting was made in accordance with the procedures set forth in GSI’s amended and restated bylaws and, if any proposed nomination is not in compliance with GSI’s amended and restated bylaws, to declare that the defective nomination will not be presented for stockholder action at the meeting and will be disregarded.

GSI’s amended and restated bylaws are available, at no cost, at the SEC’s Web site, www.sec.gov, as Exhibit 3.3 to GSI’s Form 10-Q filed with the SEC on August 11, 2005 or upon the stockholder’s written request directed to the Corporate Secretary c/o GSI Commerce, Inc., 935 First Avenue, King of Prussia, PA 19406.

Director Compensation

The following table sets forth information concerning the compensation of each of our directors who is not also an employee for fiscal 2006.

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation (4) ($)		Total ($)
M. Jeffrey Branman	43,500	(5)	25,065	—	400,000	(6)	468,565
Michael J. Donahue	31,500		40,721	—	—		72,221
Ronald D. Fisher	—		—	—	—		—
John A. Hunter	—		—	—	—		—
Mark S. Menell	39,000		25,065	—	—		64,065
Michael S. Perlis	36,000		25,065	—	—		61,065
Jeffrey F. Rayport	35,500		25,065	—	—		60,565
Andrea M. Weiss	30,000		40,721	—	—		70,721

(1)	Mr. Michael G. Rubin, a director of our company, has been omitted from this table because he receives no additional compensation for serving as a director. Directors that are designees of stockholders that have a contractual right to appoint a director to our Board do not receive compensation under our director compensation policy described below. Accordingly, Messrs. Fisher and Hunter did not receive any compensation in fiscal 2006 for acting in their capacity as a director.
(2)	The amounts included in the “Stock Awards” column represent the compensation cost we recognized in fiscal 2006 related to non-option stock awards, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 30, 2006. The grant date fair value of each stock award made to Messrs. Branman, Menell and Perlis and Dr. Rayport was $49,993 and to Mr. Donahue and Ms. Weiss was $174,893 (the grants to Mr. Donahue and Ms. Weiss include grants received on their initial election as a director as described below in “Discussion of Director Compensation”). As of the last day of fiscal 2006, the number of unvested stock awards held by our non-employee directors was: Mr. Branman—3,695; Mr. Donahue—12,933; Mr. Fisher—0; Mr. Hunter—0; Mr. Menell—3,695; Mr. Perlis—3,695; Mr. Rayport—3,695; and Ms. Weiss—12,933.
(3)	We did not grant any options in fiscal 2006 to our directors and we had no compensation cost in fiscal 2006 related to option awards granted in prior years under Statement of Financial Accounting Standards No. 123R. As of the last day of fiscal 2006, the number of stock option awards held by our non-employee directors was: Mr. Branman—80,000; Mr. Donahue—0; Mr. Fisher—75,000; Mr. Hunter—25,000; Mr. Menell—6,500; Mr. Perlis—68,000; Mr. Rayport—88,000; and Ms. Weiss—0.
(4)	We generally do not provide perquisites or other compensation to our non-employee directors. We purchase season tickets to sporting events for business use. If the tickets are not used for business purposes, they are made available to our directors, officers and other employees for personal use. There is no incremental cost to GSI for the personal use of such tickets.
(5)	Includes an annual cash fee of $10,000 paid by us to Mr. Branman as an observer on the board of directors of another company with respect to which we have the contractual right to appoint an observer.
(6)	Consists of fees of $400,000 paid in fiscal 2006 for certain financial advisory services in connection with our evaluation of a proposed acquisition and a proposed strategic relationship. The services provided by Mr. Branman are described in greater detail in “Certain Relationships and Related Transactions.”

Discussion of Director Compensation

The compensation payable to each director, other than Messrs. Fisher, Hunter and Rubin, for services provided as a director during the period beginning after our 2006 annual meeting of stockholders (June 30, 2007) through our 2007 annual meeting of stockholders, as set on May 3, 2006 by our Nominating and Corporate Governance Committee, was as follows:

•	an annual cash retainer of $25,000;

•	meeting fees of $1,000 for in-person Board and committee meetings and $500 for telephonic Board and committee meetings; and

•	a restricted stock unit equal to:

•	$125,000 on the director’s initial election; and

•	$50,000 on each annual election as a director, including the initial election.

In accordance with our compensation policy for directors, on June 30, 2006, 3,695 restricted stock units, or RSUs, automatically were granted to each of Messrs. Branman, Donahue, Menell and Perlis, Ms. Weiss and Dr. Rayport valued, in each case, at a price of $13.53 per share, the fair market value on the date of grant, and were fully vested on the date of grant. In connection with their initial election as a director, and in accordance with our compensation policy for directors, on June 30, 2006, each of Mr. Donahue and Ms. Weiss automatically were granted 9,238 RSUs valued, in each case, at a price of $13.53 per share, the fair market value on the date of grant. These RSUs vest in equal annual installments over four years from the date of grant, provided that if a director ceases to be a director during the four year period for any reason other than removal for cause or resignation, the RSUs will vest in full on such cessation.

In addition, as the chair of the Audit Committee, Mr. Menell received an additional cash retainer of $10,000 and each of Mr. Branman, Mr. Perlis and Dr. Rayport, as the chairs of the Finance and Acquisitions Committee, Compensation Committee and the Corporate Governance and Nominating Committee, respectively, each received an additional cash retainer of $5,000.

Additionally, any director who serves, at our request, as a director or observer on the Board of Directors of another company with respect to which we have the contractual right to appoint a director or observer will receive an annual cash fee of $10,000. Accordingly, Mr. Branman received an annual cash fee of $10,000 for serving as an observer on the board of directors of another company at our request.

In accordance with our compensation policy for directors, as of June 30, 2006, directors who are designees of stockholders that have a contractual right to appoint a director to our Board do not receive compensation under the policy described above. Accordingly, Messrs. Fisher and Hunter did not receive any compensation from GSI for acting in their capacity as a director in fiscal 2006. However, Messrs. Fisher and Hunter did receive options to purchase shares of GSI Common Stock pursuant to the compensation policy in effect prior to our 2006 annual meeting as described below. Mr. Rubin, our chairman and chief executive officer, did not receive any separate compensation for acting in his capacity as a director.

For the period from the 2005 annual meeting of stockholders though the 2006 annual meeting of stockholders, our directors received stock options for services provided as a director. These options were granted in fiscal 2005 and immediately vested. Accordingly, we did not recognize any compensation cost for these options in fiscal 2006 under Statement of Financial Accounting Standards No. 123R.

As of December 20, 2005, we entered into an agreement with Interactive Commerce Partners LLC, or ICP, for certain financial advisory services in connection with our evaluation of two proposed transactions: a proposed acquisition and a proposed strategic relationship. M. Jeffrey Branman, one of our directors, was president and owner of ICP. See “Certain Relationships and Related Transactions—Other Related Transactions.”

Audit Committee Report

The Audit Committee reviewed and discussed with GSI’s management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, GSI’s audited financial statements, the results of Deloitte & Touche LLP’s audit, their evaluation of GSI’s system of internal control and the overall quality of GSI’s financial reporting process. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with Deloitte & Touche LLP their independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of GSI that the audited financial statements be included in GSI’s Annual Report on Form 10-K for fiscal 2006 for filing with the Securities and Exchange Commission.

Audit Committee
Michael J. Donahue	Mark S. Menell (Chairman)	Jeffrey F. Rayport

Code of Ethics

GSI adopted a Code of Business Conduct, that applies to all employees, including a Finance Code of Professional Conduct (code of ethics) that applies to GSI’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. GSI hereby undertakes to provide a copy of this code of ethics to any person, without charge, upon request. Requests for a copy of this code of ethics may be made in writing addressed to: Investor Relations, GSI Commerce, Inc., 935 First Avenue, King of Prussia, PA 19046. Amendments to the code of ethics are posted on GSI’s corporate Web site located at www.gsicommerce.com.

Stockholders’ Communication with the Board of Directors

Stockholders who wish to communicate with a member or members of the Board of Directors, including the chair of any committee of the Board or the non-management directors as a group, may do so by addressing their correspondence to the Board member or members, c/o Corporate Secretary, GSI Commerce, Inc., 935 First Avenue, King of Prussia, PA 19406. The Board of Directors has unanimously approved a process pursuant to which the Corporate Secretary will review and forward correspondence to the appropriate person or persons for response.

PROPOSAL 2—AMENDMENT OF GSI’S 2005 EQUITY INCENTIVE PLAN

Description of the Proposal

In March 2005, the Board of Directors adopted, and in June 2005 GSI’s stockholders approved, GSI’s 2005 Equity Incentive Plan (the “2005 Equity Plan”).

On March 7, 2007, the Board of Directors amended the 2005 Equity Plan, subject to stockholder approval, to increase the authorized number of shares of Common Stock reserved and issuable thereunder by an additional 3,000,000 shares.

Description of the 2005 Equity Plan

The following summary of 2005 Equity Plan is qualified in its entirety by the specific language of the 2005 Equity Plan, as amended, a copy of which is attached as Appendix A to this Proxy Statement.

The essential features of the 2005 Equity Plan are outlined below:

General

The 2005 Equity Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, stock purchase awards, stock bonus awards, stock unit awards, and other forms of equity compensation (collectively, “stock awards”). Incentive stock options granted under the 2005 Equity Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the 2005 Equity Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of stock awards.

Purpose

The Board adopted the 2005 Equity Plan to provide a means to secure and retain the services of employees (including officers) and non-employee directors eligible to receive stock awards, to provide incentives for such individuals to exert maximum efforts for the success of GSI and its affiliates, and to provide a means by which such eligible individuals may be given an opportunity to benefit from increases in the value of GSI’s common stock through the grant of stock awards.

Administration

The Board administers the 2005 Equity Plan. Subject to the provisions of the 2005 Equity Plan, the Board has the authority to construe and interpret the plan, to determine the persons to whom and the dates on which stock awards will be granted, the number of shares of common stock to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the exercise, purchase, or strike price of each stock award, the type of consideration permitted to exercise or purchase each stock award, and other terms of the stock awards.

The Board has the authority to delegate some or all of the administration of the 2005 Equity Plan to a committee or committees. In the discretion of the Board, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. If administration is delegated to a committee, the committee has the authority to delegate certain administrative powers to a subcommittee of one or more members. The Board has delegated the authority to administer the 2005 Equity Plan to the Compensation Committee. As used herein with respect to the 2005 Equity Plan, the “Board” refers to the Compensation Committee and any committee the Board subsequently appoints or, if applicable, any subcommittee, as well as to the Board itself.

Eligibility

Stock awards under the 2005 Equity Plan may be granted to employees (including officers), directors and consultants of GSI and its affiliates, except that incentive stock options may be granted only to employees (including officers) of GSI and its affiliates.

Under the 2005 Equity Plan, no person may be granted stock awards, during any calendar year, whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value of the common stock on the date of grant, covering more than 2,000,000 shares of common stock (the “Section 162(m) Limitation”).

Stock Subject to the 2005 Equity Plan

As of April 23, 2007:

•	2,001,219 shares of Common Stock originally were authorized and reserved for issuance under the 2005 Equity Plan;

•

options or awards (net of cancelled, expired or forfeited awards) covering an aggregate of 1,910,343 shares of Common Stock had been granted under the 2005 Equity Plan, of which 36,414 shares had again become available for issuance under the 2005 Equity Plan because such shares were withheld for the payment of taxes;

•

a total of 473,019 shares of Common Stock remained available for future grants under the 2005 Equity Plan (which amount includes 345,729 shares that became available for award grants under the 2005 Equity Plan since the date the 2005 Equity Plan was approved by stockholders as a result of the cancellation, expiration, forfeiture or repurchase of awards granted under the 1996 Plan, as described below); and

•

4,563,165 shares of Common Stock were subject to outstanding awards granted under the 1996 Plan that would become available for issuance under the 2005 Equity Plan in the event in the event of the cancellation, expiration, forfeiture or repurchase of such awards as described below.

On March 7, 2007, the Board of Directors approved an amendment to the 2005 Equity Plan to increase the number of shares of Common Stock issuable under the Plan by 3,000,000 shares, subject to stockholder approval. Assuming Proposal 2 is approved by stockholders, as of April 23, 2007, a total of 3,473,019 shares would be available for future grants under the 2005 Equity Plan, plus such number of shares that may become available for grant under the 2005 Equity Plan upon the cancellation, expiration, forfeiture or repurchase of outstanding awards under the 1996 Plan.

Under the 2005 Equity Plan, the number of shares authorized for issuance under the Plan is automatically increased from time to time by a number of shares equal to the number of shares of Common Stock that (i) are issuable pursuant to options or stock award agreements outstanding under the 1996 Plan as of the date the 2005 Equity Plan was approved by stockholders and (ii) but for the termination of the 1996 Plan, would otherwise have reverted to the share reserve of the 1996 Plan pursuant to the terms of the 1996 Plan. If a stock award granted under the 2005 Equity Plan or the 1996 Plan expires or otherwise terminates without being exercised in full, or if any shares of common stock issued pursuant to a stock award are forfeited to or repurchased by GSI, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the shares of common stock not issued under such stock award, or forfeited to or repurchased by GSI shall revert to and again become available for issuance under the 2005 Equity Plan. If any shares subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes or the stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”), the number of shares that are not delivered shall remain available for issuance under the 2005 Equity Plan. If the exercise price of any stock award is satisfied by tendering shares of common stock held by the participant, then the number of shares so tendered shall remain available for issuance under the 2005 Equity Plan.

Terms of Options

Options may be granted under the 2005 Equity Plan pursuant to stock option agreements. The following is a description of the permissible terms of options under the 2005 Equity Plan. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below. GSI’s Board of Directors has adopted resolutions setting the terms of options granted to non-employee directors. For a description of these terms, please see “Terms of Options Granted to Non-Employee Directors” below.

Exercise Price.    The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of grant except that the exercise price of incentive stock options granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of GSI or its affiliates (a “10% Stockholder”) must be at least 110% of the fair market value of the stock subject to the option on the date of grant. The exercise price of nonstatutory stock options will be determined by the Board on the date of grant. As of April 23, 2007, the closing price of GSI’s common stock as reported on the Nasdaq Stock Market was $22.12 per share.

Consideration.    The exercise price of options granted under the 2005 Equity Plan must be paid, to the extent permitted by applicable law and at the discretion of the Board, (i) by cash or check, (ii) pursuant to a broker-assisted cashless exercise, (iii) by delivery of other common stock of GSI, (iv) pursuant to a net exercise arrangement, (iv) according to a deferred payment or (v) in any other form of legal consideration acceptable to the Board.

Vesting.    Options granted under the 2005 Equity Plan may become exercisable in cumulative increments, or “vest,” as determined by the Board. Vesting typically will occur during the optionholder’s continued service with GSI or an affiliate, whether such service is performed in the capacity of an employee or director (collectively, “service”) and regardless of any change in the capacity of the service performed. Shares covered by different options granted under the 2005 Equity Plan may be subject to different vesting terms. The Board has the authority to accelerate the time during which an option may vest or be exercised. In addition, options granted under the 2005 Equity Plan may permit exercise prior to vesting. However, any unvested shares acquired under such an early exercise arrangement will be subject to repurchase by GSI, should the participant’s service terminate before vesting.

Tax Withholding.    To the extent provided by the terms of a stock option agreement, GSI may cause a participant to satisfy any federal, state or local tax withholding obligation relating to the exercise of the option by a cash payment upon exercise, withholding a portion of the stock otherwise issuable to the participant, executing a loan or through such other method as set forth in the applicable stock award agreement.

Term.    The maximum term of options granted under the 2005 Equity Plan is 10 years, except that in the case of an incentive stock options granted to a 10% Stockholder, the maximum term is five years.

Additional Limitations on Incentive Stock Options.    The aggregate fair market value, determined on the date of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 2005 Equity Plan and any other plans of GSI and its affiliates) may not exceed $100,000.

The aggregate maximum number of shares of common stock that may be issued under the 2005 Equity Plan pursuant to the exercise of incentive stock options is 4,000,000 shares.

Termination of Service.    Options granted under the 2005 Equity Plan generally terminate three months after termination of the participant’s service unless (i) termination is due to the participant’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months following termination; (ii) the participant dies before the participant’s service has terminated, or within generally three months after termination of service, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months following the participant’s death by the person or persons to whom the rights to such option have passed; or (iii) the option by its terms specifically provides otherwise. Under the 2005 Equity Plan, the option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term. The option will automatically terminate upon a participant’s termination for cause (as defined in the 2005 Equity Plan).

Restrictions on Transfer.    Unless provided otherwise by the Board, a participant in the 2005 Equity Plan may not transfer an option other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. During the lifetime of the participant, only the participant (or the transferee pursuant to a domestic relations order) may exercise an option. A participant may also designate a beneficiary who may exercise an option following the participant’s death. Shares subject to repurchase by GSI pursuant to an early exercise arrangement may be subject to restrictions on transfer that the Board deems appropriate.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the 2005 Equity Plan pursuant to stock appreciation rights agreements.

Exercise.    Each stock appreciation right is denominated in shares of common stock equivalents. Upon exercise of a stock appreciation right, GSI will pay the participant an amount equal to the excess of (i) the aggregate fair market value of GSI’s common stock on the date of exercise, over (ii) the strike price determined by the Board on the date of grant.

Settlement of Awards.    The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, shares of GSI’s common stock, or any other form of consideration determined by the Board.

Vesting.    Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the Board.

Termination of Service.    Upon termination of a participant’s service, the participant generally may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Terms of Stock Purchase Awards and Stock Bonus Awards

Stock purchase awards and stock bonus awards may be granted under the 2005 Equity Plan pursuant to stock purchase award agreements and stock bonus award agreements, respectively.

Purchase Price.    The purchase price for stock purchase awards must be at least the par value of GSI’s common stock.

Consideration.    The purchase price for stock purchase awards may be payable either (i) in cash or by check, (ii) by past service rendered to GSI, or (iii) in any other form of legal consideration acceptable to the Board. The Board may grant stock bonus awards in consideration for past services rendered to GSI or in exchange for any other form of legal consideration acceptable to the Board, without the payment of a purchase price.

Vesting.    Shares of stock acquired under a stock purchase or stock bonus award may, but need not, be subject to a repurchase option in favor of GSI or forfeiture to GSI in accordance with a vesting schedule as determined by the Board. The Board has the authority to accelerate the vesting of stock acquired pursuant to a stock purchase or stock bonus award.

Termination of Service.    Upon termination of a participant’s service, GSI may repurchase or otherwise reacquire any forfeited shares of stock that have not vested as of such termination under the terms of the applicable stock purchase award or stock bonus award agreement.

Restrictions on Transfer.    Rights to acquire shares under a stock purchase or stock bonus award may be transferred only upon such terms and conditions as determined by the Board.

Terms of Stock Unit Awards

Stock unit awards may be granted under the 2005 Equity Plan pursuant to stock unit award agreements.

Consideration.    The purchase price, if any, for stock unit awards may be paid in any form of legal consideration acceptable to the Board.

Settlement of Awards.    A stock unit award may be settled by the delivery of shares of GSI’s common stock, in cash, or by any combination of these means as determined by the Board.

Vesting.    Stock unit awards vest at the rate specified in the stock unit award agreement as determined by the Board. However, at the time of grant, the Board may impose additional restrictions or conditions that delay the delivery of stock or cash subject to the stock unit award after vesting.

Dividend Equivalents.    Dividend equivalent rights may be credited with respect to shares covered by a stock unit award. GSI does not anticipate paying cash dividends on its common stock for the foreseeable future, however.

Termination of Service.    Except as otherwise provided in the applicable award agreement, stock units that have not vested will be forfeited upon the participant’s termination of service.

Terms of Other Equity Awards

The Board may grant other equity awards that are valued in whole or in part by reference to GSI’s common stock. Subject to the provisions of the 2005 Equity Plan, the Board has the authority to determine the persons to whom and the dates on which such other equity awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards.

Performance-Based Stock Awards

Under the 2005 Equity Plan, a stock award may be granted, vest or be exercised based upon certain service conditions or upon the attainment during a certain period of time of certain performance goals. All employees of GSI and its affiliates and directors of GSI are eligible to receive performance-based stock awards under the 2005 Equity Plan. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by the Board. The maximum amount to be received by any individual in any calendar year attributable to such performance-based stock awards may not exceed 2,000,000 shares of GSI’s common stock.

In granting a performance-based stock award, the Board will set a period of time (a “performance period”) over which the attainment of one or more goals (“performance goals”) will be measured for the purpose of determining whether the award recipient has a vested right in or to such stock award. Within the time period prescribed by Section 162(m) of the Code (typically before the 90th day of a performance period), the Board will establish the performance goals, based upon one or more pre-established criteria (“performance criteria”) enumerated in the 2005 Equity Plan and described below. As soon as administratively practicable following the end of the performance period, the Board will certify (in writing) whether the performance goals have been satisfied.

Performance goals under the 2005 Equity Plan shall be determined by the Board, based on a service condition or on one or more of the following performance criteria: (i) earnings per share; (ii) earnings before interest and taxes; (iii) earnings before interest, taxes and depreciation and/or amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) other measures of performance selected by the Board.

The Board is authorized at any time in its sole discretion, to adjust or modify the calculation of a performance goal for a performance period in order to prevent the dilution or enlargement of the rights of participants, (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting GSI, or the financial statements of GSI, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; or (iii) in view of the Board’s assessment of the business strategy of GSI, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. Specifically, the Board is authorized to make adjustment in the method of calculating attainment of performance goals and objectives for a performance period as follows: (x) to exclude the dilutive effects of acquisitions or joint ventures; (y) to assume that any business divested by GSI achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; and (z) to exclude the effect of any change in the outstanding shares of common stock of GSI by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends. In addition, the Board is authorized to make adjustment in the method of calculating attainment of performance goals and objectives for a performance period as follows: (A) to exclude restructuring and/or other nonrecurring charges; (B) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (C) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (D) to exclude the effects to any statutory adjustments to corporate tax rates; (E) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles; and (F) to exclude any other unusual, non-recurring gain or loss or other extraordinary item.

Compensation attributable to performance-based stock awards under the 2005 Equity Plan will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the Compensation Committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied.

Changes to Capital Structure

If any change is made to the outstanding shares of GSI’s common stock without GSI’s receipt of consideration (whether through a stock split or other specified change in the capital structure of GSI), appropriate adjustments will be made to: (i) the maximum number and/or class of securities issuable under the 2005 Equity Plan, (ii) the maximum number and/or class of securities for which any one person may be granted options and/or stock appreciation rights or performance-based stock awards per calendar year pursuant to the Section 162(m) Limitation, and (iii) the number and/or class of securities and the price per share in effect under each outstanding stock award under the 2005 Equity Plan.

Corporate Transactions; Changes in Control

Under the 2005 Equity Plan, unless otherwise provided in a written agreement between GSI or any affiliate and the holder of the stock award, in the event of a corporate transaction (as specified in the 2005 Equity Plan and described below), all outstanding stock awards under the 2005 Equity Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by individuals whose continuous service with GSI or its affiliates has not terminated prior to the effective date of the corporate transaction or was terminated within the three-month period prior to the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will terminate if not exercised prior to the effective date of the corporate transaction, and (ii) with respect to any stock awards that are held by individuals whose continuous service with GSI or its affiliates terminated more than three-months prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will not be accelerated and such awards will terminate if not exercised prior to the effective date of the corporate transaction (except that any reacquisition or repurchase rights held by GSI with respect to such stock awards shall not terminate and may continued to be exercised notwithstanding the corporate transaction). In the event a stock award will terminate if not exercised, the Board may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but will receive a payment equal to the excess of the value of the property the holder would have received upon exercise over any exercise price.

Other stock awards, such as stock purchase awards, may have their repurchase or forfeiture rights assigned to the surviving or acquiring entity (or its parent company) in the corporate transaction. If such repurchase or forfeiture rights are not assigned, then such stock awards will become fully vested.

For purposes of the 2005 Equity Plan, a corporate transaction will be deemed to occur in the event of (i) a sale of all or substantially all of the consolidated assets of GSI and its subsidiaries, (ii) the sale of at least 90% of the outstanding securities of GSI, (iii) the consummation of a merger or consolidation in which GSI is not the surviving corporation, or (iv) the consummation of a merger or consolidation in which GSI is the surviving corporation but shares of GSI’s outstanding common stock are converted into other property by virtue of the transaction.

The Board has the discretion to provide that a stock award under the 2005 Equity Plan will immediately vest as to all or any portion of the shares subject to the stock award (i) immediately upon the occurrence of certain specified change in control transactions, whether or not such stock award is assumed, continued, or substituted by a surviving or acquiring entity in the transaction, or (ii) in the event a participant’s service with GSI or a successor entity is terminated, actually or constructively, within a designated period following the occurrence of certain specified change in control transactions (as defined in the 2005 Equity Plan). Stock awards held by participants under the 2005 Equity Plan will not vest on such an accelerated basis unless specifically provided by the participant’s applicable award agreement.

Duration, Termination and Amendment

The Board may suspend or terminate the 2005 Equity Plan without stockholder approval or ratification at any time. Unless sooner terminated, the 2005 Equity Plan will terminate on March 8, 2015.

The Board may amend or modify the 2005 Equity Plan at any time. However, no amendment shall be effective unless approved by the stockholders of GSI to the extent stockholder approval is necessary to satisfy applicable law.

The Board also may submit for stockholder approval any other amendment to the 2005 Equity Plan intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Under the 2005 Equity Plan, the Board may, without obtaining the prior approval of the stockholders of GSI, (i) reduce the exercise price of any outstanding option under the 2005 Equity Plan; (ii) cancel or accept any outstanding option under the 2005 Equity Plan and grant in substitution or exchange therefor a new option or other stock award under the 2005 Equity Plan or another equity plan of GSI covering the same or a different number of shares of common stock; (iii) cancel or accept any outstanding option under the 2005 Equity Plan and grant in substitution or exchange therefor cash or any other valuable consideration; or (iv) conduct any other action that is treated as a repricing under generally accepted accounting principles.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to employees and GSI with respect to participation in the 2005 Equity Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Incentive Stock Options.    Incentive stock options granted under the 2005 Equity Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or GSI by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, GSI will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally GSI will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options.    No taxable income is recognized by a participant upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, GSI will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.

However, if the shares acquired upon exercise of the nonstatutory stock option are unvested and subject to repurchase by GSI in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of exercise, but will have to report as ordinary income, as and when GSI’s repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses, over (ii) the exercise price paid for the shares. The participant may, however, elect (within 30 days from the date of exercise) under Section 83(b) of the Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date, over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the repurchase right lapses. GSI is required to withhold on ordinary income realized from the exercise and/or vesting of shares acquired pursuant to a nonstatutory stock option.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year from the date(s) such stock resulted in ordinary income to a participant as described in the prior two paragraphs.

Stock Appreciation Rights.    No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, GSI is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, GSI will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Stock Purchase Awards and Stock Bonus Awards.    Upon receipt of a stock purchase or stock bonus award, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date of issuance over the purchase price, if any, paid for those shares. GSI will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.

However, if the shares issued upon the grant of a stock purchase or stock bonus award are unvested and subject to repurchase by GSI in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of issuance, but will have to report as ordinary income, as and when GSI’s repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses, over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance an amount equal to the excess of (x) the fair market value of the shares on the date of issuance, over (y) the purchase price, if any, paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the repurchase right lapses.

Upon disposition of the stock acquired upon the receipt of a stock purchase or stock bonus award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon issuance (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Stock Unit Awards.    No taxable income is recognized upon receipt of a stock unit award. The participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. The participant and GSI will be required to satisfy certain tax withholding requirements applicable to such income. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, GSI will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Potential Limitation on Company Deductions.    Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from GSI, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if such awards are granted by a compensation committee comprised solely of “outside directors” and the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant.

Compensation attributable to stock options or stock appreciation rights with exercise or strike prices less than fair market value on the date of grant, stock purchase awards, stock bonus awards, and stock unit awards will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the Compensation Committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied, and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

THE BOARD OF DIRECTORS OF GSI UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO GSI’S 2005 EQUITY INCENTIVE PLAN.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information

The Audit Committee of the Board has appointed Deloitte & Touche LLP as GSI’s independent registered public accounting firm for fiscal 2007. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP in fiscal 2006 are described under “Independent Registered Public Accounting Firm Fees.”

GSI is asking its stockholders to ratify the selection of Deloitte & Touche LLP as its independent registered public accounting firm. Although ratification is not required by GSI’s amended and restated bylaws or otherwise, the Board of Directors is submitting the selection of Deloitte & Touche LLP to its stockholders for ratification as a matter of good corporate practice.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as GSI’s independent registered public accounting firm for fiscal 2007.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of GSI and its stockholders.

Independent Registered Public Accounting Firm Fees

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) served as GSI’s independent registered public accounting firm in fiscal 2006 and 2005 for the purposes of auditing GSI’s annual consolidated financial statements, auditing the effectiveness of GSI’s internal controls over financial reporting and reviewing GSI’s quarterly financial statements. The aggregate expenses, including fees billed to GSI, for professional services rendered by Deloitte & Touche for fiscal 2006 and 2005 were as follows:

Services Rendered(1)	2006	2005
Audit Fees	$1,296,701	$1,301,560
Audit-Related Fees	44,000	502,554
Tax Fees	187,300	—
All Other Fees	—	—

Total	$1,528,001	$1,804,114

(1)	The aggregate fees included in Audit Fees are fees billed for the fiscal years. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Audit Fees for fiscal 2006 and 2005 were for professional services rendered for the integrated audit of GSI’s consolidated financial statements, including auditing the effectiveness of GSI’s internal controls over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements. Fees for fiscal 2005, also included professional services rendered in connection with audit procedures performed related to the acquisition of Aspherio, S.L., now known as GSI Commerce Europe, S.L., the restatements of GSI’s Annual Report on Form 10-K for the year ended January 1, 2005 and GSI’s registration statements on Form S-3 and Form S-8.

Audit-Related Fees for fiscal 2006 and 2005 were for audits of GSI’s 401(k) Plan and audit services related to a governmental incentive program. For fiscal 2005, these fees also included professional services for due diligence in connection with GSI’s acquisition of Aspherio and a proposed acquisition which GSI chose not to pursue.

Tax Fees for fiscal 2006 were for professional services for federal and state tax compliance, tax advice, and tax planning,

Pre-Approval Policies and Procedures. The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by Deloitte & Touche. All audit-related services, tax services and other services must be pre-approved by the Audit Committee. In accordance with GSI’s policy and applicable SEC rules and regulations, the Audit Committee pre-approves services provided to GSI by Deloitte & Touche (“Auditor Services”). Pre-approval is detailed as to the particular service or category of services. If Auditor Services are required prior to a regularly scheduled Audit Committee meeting, a member of the Audit Committee is authorized to approve such services, provided that they are consistent with GSI’s policy and applicable SEC rules and regulations, and that the full Audit Committee is advised of such services at the next regularly scheduled Audit Committee meeting. For fiscal 2006 and 2005, all audit and non-audit services described above were pre-approved by the Audit Committee. The Audit Committee has considered and concluded that the provision of such audit and non-audit services by Deloitte & Touche was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information, as of April 23, 2007, concerning the beneficial ownership of GSI Common Stock by:

•	each person known by GSI to be the beneficial owner of five percent or more of GSI’s outstanding Common Stock;

•	each Named Officer (as defined in the Summary Compensation Table) and each director and director nominee; and

•	the directors, director nominees and executive officers of GSI as a group.

Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares. The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission. Accordingly, they include securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options or warrants within 60 days of April 23, 2007 or which are issuable upon the vesting of outstanding unvested restricted stock or restricted stock units, referred to as RSUs, within 60 days of April 23, 2007 (as reflected in the applicable column below). Beneficial ownership may be disclaimed as to certain of the securities. The business address of GSI’s executive officers and directors is the same as GSI’s address.

Name, Position and Address Of Beneficial Owner	Number of shares beneficially owned	Options/ Restricted Stock/RSUs included in beneficial ownership(+)	Warrants included in beneficial ownership	Percentage of shares
Michael G. Rubin (1) Chairman, President and Chief Executive Officer	7,495,341	1,293,750	—	15.74%
Michael R. Conn (2) Executive Vice President, Finance and Chief Financial Officer	227,522	221,250	—	*
Stephen J. Gold Executive Vice President and Chief Information Officer	23,930	—	—	*
Damon Mintzer Executive Vice President, Sales	233,292	221,250	—	*
Robert Wuesthoff Executive Vice President, Global Operations	78,136	75,000	—	*
M. Jeffrey Branman Director	88,000	80,000	—	*
Ronald D. Fisher (3) Director	75,000	75,000	—	*
John A. Hunter (4) Director	25,000	25,000	—	*
Mark S. Menell Director	6,500	6,500	—	*
Michael S. Perlis (5) Director	68,000	68,000	—	*
Jeffrey F. Rayport Director	88,000	88,000	—	*
Michael J. Donahue Director	2,000	—	—	*

Name, Position and Address Of Beneficial Owner	Number of shares beneficially owned	Options/ Restricted Stock/RSUs included in beneficial ownership(+)	Warrants included in beneficial ownership	Percentage of shares
Andrea M. Weiss Director	1,000	—	—	*
Robert J. Blyskal Former President and Chief Operating Officer	47,126	8,000	—	*
Jordan Copland Former Executive Vice President, Finance and Chief Financial Officer and former Executive Vice President, Strategic Development	43,459	40,000	—	*
Comcast Corporation (6) Comcast Holdings Corporation 1500 Market Street, Philadelphia, PA 19102 Comcast QIH, Inc. 1201 N. Market Street, Suite 1000 Wilmington, DE 19801	2,578,932	—	—	5.57%
FMR Corp. (7) Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109	4,612,419	—	—	9.96%
Liberty Media Corporation (1)(8) 12300 Liberty Boulevard Englewood, CO 80112 QVC, Inc. QK Holdings, Inc. 1200 Wilson Drive, West Chester, PA 19380	9,248,968	—	—	19.97%
Prudential Financial, Inc. (9) 751 Broad Street, Newark, NJ 07102-3777 Jennison Associates 466 Lexington Avenue, New York, NY 10017	2,881,341	—	—	6.22%
SOFTBANK Capital Partners LP (1)(10) SOFTBANK Capital LP SOFTBANK Capital Advisors Fund LP SOFTBANK Capital Partners LLC SB Capital Managers LLC 1188 Centre Street, Newton Center, MA 02459	8,153,850	—	—	17.61%
All executive officers and directors as a group (18 persons) (11)	9,363,763	2,969,250	10,000	19.00%

+	No awards of options, restricted stock or RSUs vest within 60 days of April 23, 2007.
*	Less than one percent.
(1)	Unless specifically stated herein, shares held by Mr. Rubin, Liberty Media Corporation, QVC, Inc. QK Holdings, Inc., or SOFTBANK affiliates are not beneficially owned by each other. Mr. Rubin, Liberty Media Corporation, QVC, Inc. QK Holdings, Inc., and SOFTBANK have each granted a right to vote all of their shares, solely with respect to the election of directors, as set forth in the voting agreements described on pages 5-6.
(2)	Does not include 1,628 shares of Common Stock held by Mr. Conn’s spouse, all as to which Mr. Conn disclaims beneficial ownership, because Mr. Conn does not have investment or voting power over these shares.

(3)	Does not include (a) 4,060,226 shares of Common Stock held by SOFTBANK Capital Partners LP; (b) 3,990,398 shares of Common Stock held by SOFTBANK Capital LP; or (c) 103,226 shares of Common Stock held by SOFTBANK Capital Advisors Fund LP, because Mr. Fisher does not have investment or voting power over these shares. Mr. Fisher is a managing general partner of SOFTBANK Capital Partners LP and is SOFTBANK’s designee to GSI’s Board of Directors.
(4)	Mr. Hunter disclaims beneficial ownership of any shares held by Liberty Media Corporation and its affiliates or subsidiaries because Mr. Hunter does not have investment or voting power over such shares. Mr. Hunter is senior vice president of customer services for QVC Inc., a subsidiary of Liberty Media Corporation. Mr. Hunter is Liberty’s designee to GSI’s Board of Directors.
(5)	Does not include (a) 4,060,226 shares of Common Stock held by SOFTBANK Capital Partners LP; (b) 3,990,398 shares of Common Stock held by SOFTBANK Capital LP; or (c) 103,226 shares of Common Stock held by SOFTBANK Capital Advisors Fund LP, because Mr. Perlis does not have investment or voting power over these shares. Mr. Perlis is a venture partner of SOFTBANK Capital Partners LP.
(6)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2005. The filing indicates that Comcast Corporation, Comcast Holdings Corporation and Comcast QIH, Inc. each had sole voting power for no shares of Common Stock, shared voting power for 2,578,932 shares of Common Stock, sole dispositive power for no shares of Common Stock and shared dispositive power for 2,578,932 shares of Common Stock.
(7)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007. The filing indicates that (i) FMR Corp. had sole voting power for 1,200 shares of Common Stock, shared voting power for no shares of Common Stock, sole dispositive power for 4,612,419 shares of Common Stock and shared dispositive power for no shares of Common Stock and (ii) Edward C. Johnson 3d, chairman and large stockholder of FMR Corp., had sole voting power for 1,200 shares of Common Stock, shared voting power for no shares of Common Stock, sole dispositive power for 4,612,419 shares of Common Stock and shared dispositive power for no shares of Common Stock. These shares represented (i) 4,611,219 shares of Common Stock beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., as a result of acting as investment advisor to various investment companies (referred to as “Funds”), including Fidelity Mid Cap Stock Fund, which owns 4,444,519 shares of Common Stock and (ii) 1,200 shares of Common Stock beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as a result of its serving as investment manager of certain institutional accounts. Fidelity carries out the voting of the 4,611,219 shares of Common Stock it beneficially owns under written guidelines established by the Funds’ Boards of Trustees.
(8)	Based, in part, on a Schedule 13D/A filed with the Securities and Exchange Commission on September 1, 2006. The filing indicates that each of Liberty Media Corporation, QVC, Inc. and QK Holdings, Inc. had shared voting power and sole dispositive power for 9,428,968 shares of Common Stock.
(9)	Based, in part, on Schedules 13G filed with the Securities and Exchange Commission on February 9, 2007 and February 13, 2007. The filings indicate that (i) Prudential Financial, Inc. (“Prudential”) had sole voting power for 377,900 shares of Common Stock, shared voting power for 2,503,337 shares of Common Stock, sole dispositive power for 377,900 shares of Common Stock and shared dispositive power for 2,503,441 shares of Common Stock and (ii) Jennison Associates LLC (“Jennison”), an indirect wholly-owned subsidiary of Prudential, had sole voting power for 2,881,237 shares of Common Stock, shared voting power for no shares of Common Stock, sole dispositive power for no shares of Common Stock and shared dispositive power for 2,881,341 shares of Common Stock. These shares represented 2,881,341 shares of Common Stock beneficially owned by Jennison, as a result of acting as investment advisor to various investment companies insurance separate accounts, and institutional clients (referred to as “Managed Portfolios”). As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the Common Stock held by the Managed Portfolios.
(10)

Based, in part, on a Schedule 13D/A filed with the Securities and Exchange Commission on June 2, 2005. Includes (a) 4,060,226 shares of Common Stock held by SOFTBANK Capital Partners LP; (b) 3,990,398 shares of Common Stock held by SOFTBANK Capital LP; and (c) 103,226 shares of Common Stock held by SOFTBANK Capital Advisors Fund LP. Each of SOFTBANK Capital Partners LP, SOFTBANK Capital

LP, SOFTBANK Capital Advisors Fund LP, SOFTBANK Capital Partners LLC and SB Capital Managers LLC disclaims beneficial ownership of securities owned by any other person or entity, except to the extent of its respective pecuniary interest, if any, therein. SB Capital Managers LLC is a member of SOFTBANK Capital Partners LLC, the general partner of SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP. All investment decisions on behalf of SOFTBANK Capital Partners LLC must be approved by SB Capital Managers LLC.

(11)	Includes (i) 8,148,806 shares of Common Stock beneficially owned in the aggregate by the Named Officers as set forth in this table; (ii) 353,500 shares of Common Stock beneficially owned in the aggregate by the directors (other than Mr. Rubin) as set forth in this table; and (iii) 861,498 shares of Common Stock beneficially owned in the aggregate by executive officers (other than Named Officers) (of which none are awards of options, restricted stock or RSUs vesting within 60 days of April 23, 2007).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Our Compensation Program

The compensation paid to our executive officers is structured into four broad categories:

•	base salary;

•	performance-based cash bonuses under our leadership bonus plan;

•	equity-based compensation under our 2005 Equity Plan;

•	other compensation, including post-retirement compensation, 401(k) matching contributions, and perquisites and other personal benefits.

Our overall compensation program with respect to our executive officers is designed to achieve the following objectives:

•	to provide our executive officers with compensation that reflects their overall experience, position with GSI and expected contributions to GSI;

•	to link a portion of the compensation of these officers with the achievement by GSI of annual and long-term performance goals, and in doing so, to reward the success and performance of these officers;

•	to support and encourage the financial growth and development of GSI;

•	to encourage experienced, talented executives from larger companies to join a relatively smaller but fast-growing company with a shorter operating history;

•	to motivate our executive officers to continually provide excellent performance throughout the year;

•	to retain the services of our executive officers so that they will continue to contribute to and be a part of our long-term success;

•

to offer to our executive officers an economically reasonable amount of appropriate benefits and perquisites comparable to those offered by other public companies operating in similar industries, or other companies from which we seek to attract executives;

•	to encourage the career growth, promotion and advancement of our executive officers and other employees; and

•

to align the interests of our executive officers with those of our stockholders by ensuring that our executive officers receive their maximum potential compensation amounts only when stockholders are appropriately rewarded.

Determination of Compensation for Named Officers Other than Our Chief Executive Officer

Overall Compensation Program.    Pursuant to our bylaws, compensation paid to officers at the senior vice president level and above, including all of our executive officers, must be approved by our board of directors or the Compensation Committee. Mr. Rubin or his designee can determine compensation for officers at the vice president level and below. For purposes of this Compensation Discussion and Analysis only, and except where the context otherwise requires, references to our “Named Officers” means all of the executive officers named in the Summary Compensation Table on page 41 of this proxy statement, except for Mr. Rubin, our President and Chief Executive Officer.

With respect to the Named Officers each of the four main components of compensation are determined as part of a total compensation amount. Each component serves to meet one or more of our compensation objectives, and we discuss the particular objectives of each component in our discussion of each element of total compensation below. In conjunction with our Compensation Committee and our compensation consultants, we have assessed the components of our total compensation program and believe that it operates well to serve the current, short-term and long-term compensation needs of the Named Officers, as well as to meet all of the objectives of our compensation program stated above.

In 2003, we engaged KPMG Compensation Consulting to act as independent compensation consultant to the Compensation Committee and prepare a compensation study and recommendations with respect to executive compensation. At the request of the Compensation Committee, KPMG Compensation Consulting updated the study and recommendations in 2005. We believe that KPMG Compensation Consulting is independent because, prior to our engagement of KPMG Compensation Consulting in 2003, neither KPMG Compensation Consulting nor KPMG LLP had provided any services to us or any of our subsidiaries.

Our Compensation Committee determined a total compensation amount for Named Officers according to the level of the Named Officer, with executive and senior vice presidents being paid a higher amount of total compensation than vice presidents. The total amounts of executive compensation were set in consideration of the compensation survey prepared in 2005 by KPMG Compensation Consulting. KPMG Compensation Consulting and the Compensation Committee carefully considered the composition of an appropriate peer group, referred to as the Peer Group, in light of the unique nature of our business which varies greatly and encompasses several industries, including retail, ecommerce, technology and marketing. The companies included in the Peer Group represent companies in these industries with revenues similar in size to those of GSI. We believe that the 2005 KPMG Compensation Consulting survey and the Peer Group continued to provide a benchmark for Named Officer compensation in fiscal year 2006.

This Peer Group included the following companies:

• Alloy Inc.	• Digitas Inc.	• priceline.com Incorporated

• AQuantive, Inc.	• Doubleclick Inc.	• Provide Commerce, Inc.

• Ask Jeeves, Inc.	• Gateway, Inc.	• Sharper Image Corporation

• Chicos FAS, Inc.	• Hot Topic, Inc.	• The Sports Authority, Inc.

• CNET Networks, Inc.	• infoUSA Inc.	• Ann Taylor Stores Corp.

• Dick’s Sporting Goods, Inc.	• Interactive Data Corporation	• Urban Outfitters, Inc.

• Digital River, Inc.	• Pacific Sunwear of California, Inc.

Our Compensation Committee set the total compensation of GSI’s senior executives, including the Named Officers, at approximately the 60th to 75th percentile of the Peer Group for the appropriate level and area of responsibility of each Named Officer. We have established a total compensation amount that is higher than the Peer Group median for several reasons. We believe it is important for our compensation to be competitive and attractive when compared to other companies in the Peer Group and other companies from which we seek to attract executives. We believe an attractive compensation program materially aids us in our search for talented executive personnel. It also allows us to offer a suitable reward to both new and existing executive officers for the risk of working for a company that is experiencing a high level of growth at a relatively early stage in its overall development.

The total compensation amount for our Named Officers is also established relative to our officers at levels above and below them, which we believe rewards them for increased levels of knowledge, experience and responsibility. To create an atmosphere of fairness in our compensation setting, we make every effort to maintain as much parity in compensation as possible among Named Officers and other officers of the same or similar rank, although we do permit some deviation in individual total compensation amounts to reward particular executives for individual personal achievement and growth, and in light of the differentials in total compensation within the Peer Group for executives with different roles and responsibilities.

For fiscal 2006, Mr. Rubin made recommendations to the Compensation Committee as to the total compensation package for each Named Officer, and as to the components of each compensation package. Mr. Rubin consulted with James F. Flanagan, our Executive Vice President of Human Resources, in making these recommendations to the committee.

Base Salary and Non-Performance Based Bonuses.    Base salary represents amounts paid during the fiscal year to Named Officers as direct compensation for their services to us. Base salaries are used to reward superior individual performance of each Named Officer on a day-to-day basis during the year, and to encourage them to perform at their highest levels. We also use our base salary to attract and retain top quality executives and other management employees from other companies. Moreover, base salary and increases to base salary recognize the overall experience, position and responsibilities within GSI and expected contributions to GSI of each Named Officer.

In 2006, the salary of Stephen J. Gold, our executive vice president and chief information officer was increased from $329,000 to $354,000 pursuant to the terms of Mr. Gold’s offer letter. This raise was roughly equal to increases in base salary we historically have given to other senior executives similar in position to Mr. Gold. Beginning in 2007, we will review Mr. Gold’s salary each year and determine the amount of any increases in base salary. This raise is not tied to any specific individual or company performance achievements.

In the first quarter of 2006, the salaries of Mr. Blyskal, Michael R. Conn, our Executive Vice President, Finance and Chief Financial Officer, Damon Mintzer, our Executive Vice President, Sales, Robert Wuesthoff, our Executive Vice President, Global Operations, and Jordan Copland, our former Executive Vice President and Chief Financial Officer, were approved by our Compensation Committee, and in the case of Mr. Conn’s salary, also by the full Board of Directors

The recommendations of Mr. Rubin and Mr. Flanagan as to Mr. Blyskal, Mr. Mintzer and Mr. Wuesthoff were derived in part from an assessment of the Peer Group and other companies with which we complete for executive talent, and in part by comparing the new salary amounts to other members of our senior management. Management set the 2006 base salaries for our Named Officers to be among the 50th percentile of companies in the Peer Group.

Mr. Rubin recommended the base salary increase for Mr. Conn in connection with his promotion to chief financial officer in consultation with Mr. Flanagan, by reference to the base salary of other officers at a similar level within GSI and the amount of increase in base salary that has been historically given to other officers who were promoted within GSI in a substantially similar way.

The Compensation Committee reviewed the salaries of our executive officers in the first quarter of 2007 and adjusted their base salaries based on the performance and accomplishment of each Named Officer. The salary increases for Named Officers ranged from 7% to 23%.

Performance-Based Cash Bonuses.    We use cash bonuses to reward eligible employees, including the Named Officers, for their individual performance and our financial performance during the year. These bonuses are designed to reward these employees for their short-term contributions to our performance, as measured by our ability to achieve the 2006 adjusted EBITDA (income from operations plus stock-based compensation and depreciation and amortization) targets approved by the Compensation Committee.

We adopted our first leadership bonus plan in 2005. That leadership bonus plan provided that if we achieved a minimum adjusted EBITDA target approved by the Compensation Committee, we established a fixed bonus pool to be paid out in cash to each eligible employee, including each Named Officer, who performs at an acceptable level as determined in our annual performance review process. We did not award any bonuses in 2005 under that leadership bonus plan because GSI did not meet the required adjusted EBITDA targets.

A new leadership bonus plan was adopted in 2006 with adjusted EBITDA targets that were higher than the targets established in 2005. During 2006, we paid performance-based bonuses to the eligible employees, including the Named Officers, under our 2006 leadership bonus plan. The plan provided that if we achieved a minimum adjusted EBITDA target for 2006 approved by the Compensation Committee, we would establish a fixed bonus pool to be paid out in cash to each eligible employee who performs at an acceptable level, as determined in our annual performance review process that measures each Named Officer’s key achievements, management ability and leadership skills, as well as an overall assessment of the Named Officer’s performance in 2006. In addition, the amount of bonus that a participant actually receives may be adjusted upward or downward, up to 25% in either direction, based on that individual’s performance during the year. Mr. Rubin may recommend the amount of any adjustments to the bonus of the Named Officers to the Compensation Committee. In determining whether to make discretionary adjustments in 2006, Mr. Rubin considered the results of the internal performance evaluations of each Named Officer.

Under the 2006 leadership bonus plan, for each of the Named Officers, the Compensation Committee set a 2006 target bonus amount equal to 50% of such Named Officer’s base salary, based upon the recommendation of Mr. Rubin on the advice of Mr. Flanagan. These recommendations were derived in substantial part from the 2005 KPMG Compensation Consulting Survey. Management set the leadership bonuses for our Named Officers to be approximately the average of companies included in the Peer Group.

If we achieved the minimum adjusted EBITDA target approved by the Compensation Committee, each eligible Named Officer would receive a bonus equal to 50% of this target bonus amount. If we exceeded the maximum adjusted EBITDA target, each eligible Named Officer was to be paid the other 50% of the target bonus amount. Mr. Rubin, consulted with Mr. Flanagan and Mr. Conn and recommended adjusted EBITDA targets to the Compensation Committee based upon management-developed long-term operating and financial forecasts, using a budgeted company adjusted EBITDA growth rate for 2006 as the minimum target and an aggressive adjusted EBITDA growth rate equal to 133% of the budgeted adjusted EBITDA growth rate for 2006 as the maximum target.

Pursuant to the terms of the 2006 bonus plan, in August 2006 when the Compensation Committee determined that, based on our historical performance and operating experience, it was highly likely that the minimum adjusted EBITDA target would be achieved for 2006, we paid each eligible employee, including each Named Officer, the first 25% of his target bonus amount. On December 22, 2006 the Compensation Committee established the upper-end of the adjusted EBITDA target, and in the first quarter of fiscal 2007, each eligible employee, including each Named Officer, was paid the remaining 75% of the target bonus amount. None of the bonuses paid to the named executives were adjusted upward or downward based on individual performance reviews.

On March 6, 2007, our Compensation Committee approved the 2007 leadership bonus plan, which is not set forth in a written agreement, for certain management-level employees, including the Named Officers. Under the 2007 leadership bonus plan, Named Officers, will receive an annual incentive cash bonus targeted at 50% of base salary if: i. we achieve certain adjusted EBITDA targets and non-GAAP net income targets as determined by our Compensation Committee; and ii. the eligible employee performs at an acceptable level as determined by Mr. Rubin. One half of each eligible employee’s bonus is contingent on our meeting each of the adjusted EBITDA and non-GAAP net income (net income plus stock-based compensation, amortization of acquisition-related intangibles and cumulative effect of accounting change, minus non-cash income tax benefit) targets. For each of these targets, the Compensation Committee has established a range whereby, if a minimum target of 90% of the target amount is reached, each employee shall receive 50% of the bonus amount contingent upon the target, and if the target is exceeded by 10%, the bonus amount contingent on the target will be increased by 20%. Adjusted EBITDA and non-GAAP net income are two of the financial metrics used by management and our investors to evaluate our performance. Therefore we have decided to use both to determine payments under the 2007 leadership bonus plan. In addition, the amount of bonus that a participant actually receives may be adjusted upward, in an amount not to exceed 40%, downward, in an amount up to 20%, or eliminated, based on that individual’s performance during the year. Each eligible participant’s bonus will be funded from a fixed pool and will be based upon a percentage of that participant’s base salary.

Equity-Based Compensation.    In 2006, we issued equity-based compensation to our Named Officers under our 2005 Equity Plan. All equity-based compensation we issued to our Named Officers in 2006 took the form of restricted stock units, or RSUs. An RSU entitles the holder to receive a share of our common stock upon the vesting date. An RSU award is generally issued pursuant to a vesting schedule and cannot be paid in stock until and to the extent it vests. Historically, we had used a combination of stock options, restricted stock and RSUs, with greater emphasis placed on stock options. For 2006, we awarded only RSUs to our Named Officers primarily because of the increased stock-based compensation expense associated with stock options and similar instruments under Statement of Financial Accounting Standards No. 123, Share-Based Payment (revised 2004), commonly referred to as FAS 123R. This accounting standard, which we adopted as of January 1, 2006, requires us to record as compensation expense the grant date fair value of a stock option over the life of the option. We also chose to issue RSUs in 2006 instead of restricted stock because RSUs do not require the issuance of common stock unless and until they are vested and received by the employee and do not result in a tax event for the employee at the time the award is granted.

Generally, we make three types of RSU grants to our Named Officers:

•	initial grants upon hiring;

•	annual grants; and

•	one-time retention grants, which were made only to two Named Officers in 2006: Mr. Mintzer and Mr. Conn.

In 2006, our Compensation Committee approved grants of RSUs to our Named Officers, after receiving and reviewing Mr. Rubin’s proposed recommendations. The rationale for these recommendations is described below.

An initial grant of RSUs when an executive officer is hired serves to help us recruit new executives, especially executives we seek to hire from larger, more financially stable companies with longer and historically more profitable and predictable operating histories. Because these initial grants are structured as an incentive for employment, the amount of these grants may vary from executive to executive depending on the particular circumstances of the executive and are usually made based upon recommendations made by Mr. Rubin, after consulting with Mr. Flanagan, and approved by the Compensation Committee. While initial grants of RSUs have been made in prior years, no initial grants were awarded to any of our Named Officers in 2006.

Annual, time-vested grants of RSUs are designed to compensate our executives, including our Named Officers, for their contributions to our long-term performance. In 2006, the total dollar value of RSUs issued to Mr. Conn, Mr. Mintzer and Mr. Wuesthoff was approximately 100% of the average base salary of each Named Officer. Annual grants to Mr. Mintzer and Mr. Gold were higher than this average due to their responsibilities with us and the equity compensation of executives performing similar functions among the Peer Group. Mr. Flanagan’s advice and Mr. Rubin’s recommendations to the Compensation Committee regarding this percentage were based in substantial part on the 2005 KPMG Compensation Consulting survey. Management set the value of annual RSU grants to our Named Officers to be among the 50th to 60th percentile of companies included in the Peer Group. The percentage of base salary used to calculate the value of each annual grant was also set by reference to the management level of the participant.

On March 6, 2007, the Compensation Committee approved the annual, time-vested grant of RSUs for our executives, including our Named Officers. In 2007, the total dollar value of such RSUs issued to our Named Officers was approximately 100% of the average base salary of our Named Officers.

The retention grants awarded in 2006 were intended to retain the services of key employees, including the Named Officers, in view of the fact that we did not achieve our financial objectives despite the extraordinary efforts of many of our employees. Mr. Rubin determined the amount of these retention grants as a percentage of the Named Officer’s base salary, ranging from 33% to 50%. These percentages were based upon each Named Officer’s achievement of individual performance criteria, which included the following:

•	the number of partner deals entered into during 2006;

•	improvements in our revenues from 2004 to 2006;

•	revenue generation efforts undertaken by the Named Officer; and

•	the Named Officer’s ability to manage the particular aspect of our business for which he has responsibility.

The number of RSUs issued under an award equals the total dollar value of that RSU grant divided by the fair market value of a share of our common stock on the date of grant. Fair market value is determined by reference to the closing price of our common stock on the relevant valuation date. Generally, for purposes of an initial grant of equity-based compensation, the date of grant is the later of the date the Compensation Committee approved the grant or the employee’s hire date. For all other purposes, the date of grant is the date the Compensation Committee approved the grant.

Our annual grants of equity awards are approved at the regularly scheduled Compensation Committee meeting one to two weeks after we issue our year-end earnings release. Retention grants issued in 2006 were approved at this regularly scheduled meeting of the Compensation Committee. For new hires, we generally attempt to approve grants of equity compensation at the next regularly scheduled quarterly Compensation Committee meetings that typically are held two weeks after our quarterly earnings release, although we occasionally find it necessary to approve a grant between these quarterly meetings. In such a case, we would usually call a telephonic special meeting of the Compensation Committee. While we prefer not to take action by written consent to grant equity-based awards, we do not prohibit the Compensation Committee from doing so where necessary or desirable.

All RSUs granted to Named Officers as either initial or annual grants vest in four equal installments over a four-year period, beginning on the first anniversary of the date of grant. Retention awards vest in full at the end of two years after the date of grant. The Compensation Committee selected a four-year vesting schedule for initial and annual grants to reflect our objectives of rewarding each Named Officer’s contributions to our long-term performance and aligning their interests with those of our stockholders. The two-year vesting schedule for retention grants was selected to encourage long-term retention. All of the RSU awards issued to Named Officers in 2006 vest based upon the continued employment of the Named Officer upon each of the respective vesting dates.

Post-Retirement Compensation.    Mr. Blyskal, our president and chief operating officer, retired as of October 6, 2006. None of our other Named Officers received post-retirement compensation during 2006. We paid Mr. Blyskal the compensation described above in connection with a retirement agreement we entered into with him in August 2006. See “—Employment Agreements and Arrangements—Robert J. Blyskal.” Post-retirement compensation was paid to reward Mr. Blyskal for his past service as president and chief operating officer of GSI and to assist him in his transition to retirement.

Mr. Blyskal’s lump sum cash retirement payment was equal to three months’ of his base salary. Furthermore, he was eligible to receive a lump sum cash bonus payment of 25% of his bonus target for 2006 under the leadership bonus plan, which he received because the minimum adjusted EBITDA target for 2006 was expected to be met at the time the bonus was paid.

We also agreed to pay Mr. Blyskal’s health care coverage for a maximum of 12 months or until he obtained other coverage, so that he would not immediately lose his family’s health care benefits while he looked for other health care insurance. We also paid lease termination payments and costs on an apartment in King of Prussia, Pennsylvania that Mr. Blyskal rented during the term of his employment with us. Because his permanent residence is located in northern New Jersey, maintaining his living accommodations close to our executive offices during the work week materially facilitated the performance of Mr. Blyskal’s duties. Because we had provided Mr. Blyskal with a $2,500 per month housing allowance to rent and maintain this apartment during the term of his employment, we believed that we should pay for this apartment after Mr. Blyskal’s retirement until the lease was canceled. After retirement, Mr. Blyskal was no longer eligible to receive a housing allowance and no longer needed the apartment.

401(k) Plan Matching Contributions.    For 2006, we matched, in cash, contributions to our 401(k) plan that each employee, including each Named Officer, made during the year in an amount of $.50 on each dollar contributed. For each eligible employee, this match is limited to the first six percent of such employee’s salary. We provide these matching grants to all of our employees, including Named Officers who participate in the 401(k) plan, to encourage them to systematically save for retirement. The maximum amount of our matching contribution is limited by our 401(k) plan. For 2007, we intend to continue our policy of matching employee contributions to our 401(k) plan at the same level as in 2006.

Deferred Compensation Plan.    We maintain a non-qualified deferred compensation plan that allows eligible employees, including executive officers, to defer compensation that the employee cannot defer under the applicable tax-qualified plans because of limits under the Internal Revenue Code on the amount of compensation that can be deferred. Mr. Rubin and some of our executive officers have elected to participate in this plan, although none of the other Named Officers participated in this plan in fiscal 2006. For more information, see “-Nonqualified Deferred Compensation.”

Perquisites, Personal Benefits and Other Compensation.    During 2006, each of our Named Officers received a limited amount of perquisites and other personal benefits that we paid on their behalf or for which we provided reimbursement. We believe that the nature of the perquisites, as well as total cost of perquisites provided in 2006, is reasonable. Furthermore, we believe providing our Named Officers with these benefits is justified because our Named Officers contribute substantially to our financial and operating performance and to the growth and development of our business. The perquisites and other personal benefits provided to our Named Officers are disclosed below in the “Summary Compensation Table.”

Change in Control Agreements.    On August 1, 2006, the Compensation Committee approved a form of change in control agreement for certain members of senior management, including all of our current Named Officers, and certain other employees. We implemented this form to standardize the applicable change in control protections among our senior management and other key employees (except Mr. Rubin), which until that time had varied from executive to executive. We believe that change in control protections are important to protect our Named Officers from a termination or significant change in responsibilities arising after a change in control of GSI. Equity awards are a significant component of the compensation packages of our Named Officers and these protections provide that the named executives will not lose the value of these awards due to certain change of control events not related to the performance of any individual executive. We also sought to establish a uniform set of protections to achieve fairness among our executives and to make it easier for us to understand and communicate these policies.

Among other things, these agreements provide for a “double trigger” mechanism, requiring both a change in control and an ensuing negative employment action before severance is payable. The double trigger mechanism was chosen so that the vesting of equity awards would not accelerate in connection with a change in control where an executive had not suffered any adverse employment consequences. Generally, these change in control provisions provide that all previously unvested equity awards held by the executive will vest in full, and the post-termination exercise period for stock options will be extended until the option’s termination date.

Determination of Compensation for Our Chief Executive Officer

Mr. Rubin’s employment agreement expired pursuant to its terms on December 31, 2004. Pursuant to our bylaws, our Board of Directors or our Compensation Committee must approve compensation paid to the chief executive officer. In January 2006, our Compensation Committee engaged Semler Brossy Consulting Group to act as its independent compensation consultants to begin work on the structure of Mr. Rubin’s new compensation arrangement. Prior to this engagement, Semler Brossy had not provided consulting or other services to us or any of our subsidiaries. Our Compensation Committee also engaged the law firm of Gibson, Dunn & Crutcher LLP to act as outside legal counsel to the Compensation Committee in negotiating and documenting Mr. Rubin’s compensation package. While Gibson Dunn has previously been engaged by the Board or a committee of the Board to act as independent legal counsel, this firm was viewed as independent with respect to GSI because it has not provided legal services to us or any of our subsidiaries. Mr. Rubin also obtained separate legal counsel.

On August 23, 2006, we entered into a new employment arrangement with Mr. Rubin, which entirely restructured his overall compensation program. Our Compensation Committee approved this arrangement on August 1, 2006.

Prior to August 2006, Mr. Rubin’s compensation had consisted of:

•	an annual base salary of $425,000 in cash;

•	the right to receive up to 50% of Mr. Rubin’s base salary in cash as a bonus under the 2006 leadership bonus plan;

•	grants of equity-based compensation under the 2005 equity plan when and as determined by the Compensation Committee;

•	a $2,000 monthly automobile allowance; and

•	other reasonable perquisites, personal benefits and other compensation.

The components of Mr. Rubin’s compensation package approved by our Compensation Committee, effective July 1, 2006, are as follows:

•	annual base salary of $474,000 in cash;

•	an annual grant of RSUs with a fair market value on the date of grant of $675,000;

•

the opportunity to receive a performance-based RSU, or PRSU, award with a target fair market value of $1.4 million each year under the 2005 equity plan (as the compensation package was effective July 1, 2006, Mr. Rubin’s PRSU grant for 2006 was valued at one half of the annual rate and had a target fair market value of $700,000);

•

the opportunity to participate in all benefit plans and programs offered to our senior executives, except for equity incentive, stock option or bonus plans or programs other than as provided for in the employment agreement; and

•	reimbursement by us for all actual, ordinary, necessary and reasonable expenses Mr. Rubin incurs during the performance of his duties.

For more information, see “—Employment Agreements and Arrangements—Michael G. Rubin.”

Overall Compensation Program.    Our Compensation Committee began the process by determining a target range for Mr. Rubin’s total compensation. The Compensation Committee determined that the total amount of compensation to be received, including annual salary, annual grant of RSUs and annual grant of PRSUs, should be approximately $2.6 and $3.3 million at the target and maximum levels, respectively. In setting these amounts, our Compensation Committee relied upon both external and internal references.

First, the Compensation Committee developed an external peer group of 29 other companies. Many of the constituents of the peer group were Internet-based companies and retailers with similar focuses and revenue sizes as GSI. The peer group also included some companies that were larger than us but which we believed represent our future growth potential. The constituents of this peer group include the following:

• 1-800-Flowers.com, Inc.	• CNET Networks, Inc.	• Hot Topic, Inc.	• Pacific Sunwear of California, Inc.

• Alloy Inc.	• Digital River, Inc.	• InfoSpace, Inc.	• priceline.com Incorporated

• Akamai Technologies, Inc.	• Digitas Inc.	• infoUSA Inc.	• RealNetworks, Inc.

• AQuantive, Inc.	• Drugstore.com, inc.	• Interactive Data Corporation	• Sharper Image Corporation

• Autobytel Inc.	• EarthLink, Inc.	• MIVA, Inc.	• United Online, Inc.

• Blue Nile, Inc.	• FTD Group, Inc.	• Netflix, Inc.	• Urban Outfitters, Inc.

• Chicos FAS, Inc.	• Homestore Inc.	• Overstock.com, Inc.	• ValueClick, Inc.

• WebEx Communications, Inc.

Based on this peer group, the $2.6 million total compensation package at the target level was close to the 75th percentile for chief executive officer compensation. While this amount was higher than the median of the peer group, we believe that a higher level of compensation for Mr. Rubin is appropriate to encourage him to remain with us and to reward him for his continued leadership, industry knowledge and business development skills. As our founder, our Compensation Committee recognized that Mr. Rubin’s vision and drive are essential to our future success and could not easily be replaced, if at all. The Compensation Committee also placed his compensation at the higher end of the peer group range to offset the new and increased risk that Mr. Rubin faced from agreeing to receive a greater percentage of his total compensation in the form of performance- and equity-based compensation.

The Compensation Committee also considered Mr. Rubin’s total compensation relative to the total compensation of other senior executives of GSI. For example, Mr. Blyskal’s total compensation was valued at $1.5 million, and value of total compensation at the executive vice present level was approximately $900,000. The Compensation Committee, with input from senior management, believes that Mr. Rubin’s total creates an appropriate differential between the total pay of our chief executive officer and that of our then chief operating officer, as well as that of our other executive vice presidents. Furthermore, because Mr. Rubin is also fulfilling critical roles as our founder and visionary leader, we believe that this differential in compensation is warranted.

To offset the impact of this compensation differential on GSI, the Compensation Committee structured the bulk of Mr. Rubin’s equity compensation in the form of PRSU grants, which cannot be earned unless we have achieved stated performance goals. Mr. Rubin is the only Named Officer to have received PRSUs at this time, which underscores our belief that Mr. Rubin’s involvement with GSI is unique and critical to our future success. This structure also aligns a significant part of Mr. Rubin’s compensation with our stockholders by ensuring that they receive increased value as Mr. Rubin’s compensation increases.

Finally, the total compensation amount was developed with the input of members of senior management, who have a vested interest in seeing that the compensation be fair to both Mr. Rubin and to us. Representatives of Semler Brossy and Gibson Dunn assisted the Compensation Committee in developing Mr. Rubin’s total compensation package. As this was a particularly negotiated process, the Compensation Committee also received and responded to input from Mr. Rubin and his legal counsel.

Base Salary.    The base salary for Mr. Rubin during the term of the employment agreement was set at $474,000, which is a $49,000 increase from Mr. Rubin’s prior base salary. Mr. Rubin’s base salary was $24,000 higher than the $450,000 base salary of Mr. Blyskal, our then president and chief operating officer. Prior to the effective date of Mr. Rubin’s employment agreement, he had received a monthly automobile allowance of $2,000. Our Compensation Committee determined that this allowance would be discontinued and $24,000 would be included in his base salary.

Annual RSU Grant.    The annual RSU grant of $675,000 was computed by multiplying Mr. Rubin’s new base salary by a factor of approximately 1.4. This relationship between base salary and the RSU grant was set by taking into consideration the relationship between these compensation components for other members of our senior management team. In general, members of the senior management team receive RSU grants equal to approximately 1 times base salary and for Mr. Blyskal, or then president and chief operating officer, the RSU grant was set at approximately 1.2 times base salary. Mr. Rubin’s RSU grant was set at a correspondingly higher level. An annual grant was chosen over a multi-year grant because of our current rapid economic growth and our desire to maintain maximum flexibility to determine the amount and vesting of grants each year as our operations and compensation needs change. The annual RSU grant for Mr. Rubin serves the same purpose as the annual time-vested RSU grants issued under our 2005 Equity Plan to our other Named Officers; that is, to reward Mr. Rubin for his individual long-term performance. Also, the time-based vesting feature of this grant rewards Mr. Rubin for continuing to lead us in the long-term and serves as an offset to the substantial amount of performance-based awards in Mr. Rubin’s total compensation, as described below.

This component of Mr. Rubin’s compensation was paid in RSUs rather than cash, for several reasons. The ownership of equity aligns Mr. Rubin’s interests more closely with those of our stockholders, as the value of the compensation will change depending upon the market price of our stock. Furthermore, the payment of our common stock under this RSU grant is conditioned upon Mr. Rubin’s continued employment with us, which provides Mr. Rubin additional incentive to remain with us. We also considered it significant that Mr. Rubin specifically requested to receive his bonus in RSUs rather than cash.

Mr. Rubin was not awarded any other annual or retention RSU grants during 2006. In March 2007, Mr. Rubin was awarded the annual RSU grant under his employment agreement in the amount of $675,000 and a discretionary RSU grant in the amount of $1.05 million in recognition of his service to us.

Performance-Based RSU Grant.    Under Mr. Rubin’s new employment agreement, his total compensation has been heavily weighted towards performance-based incentive compensation. Consistent with our compensation philosophies described above, this compensation is based on overall company performance and represents a significant change in our chief executive officer compensation strategy from prior years.

Our Compensation Committee preferred this type of bonus award to other alternatives, such as a cash bonus, stock options, additional time-vested RSUs and a value-sharing plan. We believe that the PRSU closely matches chief executive officer compensation to our long-term stock and financial performance and stockholder return. Also, Mr. Rubin’s performance-based compensation represents approximately 55% of his total compensation at the target level and approximately 66% at the maximum level, which is also appropriate given our desire to provide Mr. Rubin with a competitive total compensation package. We chose to use PRSUs rather than other equity-based forms, such as stock options and stock appreciation rights, to avoid the increased stock-based compensation expense associated with these alternative payouts under FAS 123R.

We chose adjusted EBITDA as a metric because it is relatively easy to calculate and it is widely accepted in our industry as a measure of economic performance. We chose an initial performance period of five months to coincide with the end of our 2006 fiscal year and the 2006 leadership bonus plan evaluation period. Subsequent performance periods will equal one year to maintain the ability to adjust the performance criteria to match our changing business. Also, given our historical rapid rate of business expansion, we have found it difficult to predict or forecast accurately our operating results for periods greater than a year.

Change in Control and Severance Provisions.    Mr. Rubin’s employment agreement contains termination provisions that provide him with a severance payment of approximately $2.5 million payable over 24 months plus continuation of his medical benefits for up to 24 months if his employment is terminated without cause or if he terminates his employment for “good reason,” including within a specified period of time after a change in control. However, Mr. Rubin would forfeit any unvested PRSUs and RSUs, other than with respect to a termination in connection with a change in control. See “—Potential Payments Upon Termination of Employment or Change in Control.”

We provided Mr. Rubin with a severance payment to protect him in the event of an actual termination of his employment agreement for no reason or a constructive termination of the agreement. We selected a severance payment amount that was approximately equal to the total current value of his base salary, annual RSU and performance-based RSU for one year.

Mr. Rubin agreed that as a condition prior to receiving any severance payments, he will provide us with a general release and to abide by customary confidentiality and non-disparagement provisions. He also agreed not to compete with us while we are paying him severance, which also prohibits him from soliciting employees, consultants, agents, representatives, partners, customers, clients or prospects of us or any of our subsidiaries.

Perquisites, Personal Benefits and Other Compensation.    During 2006, our chief executive officer received a limited amount of perquisites and other personal benefits that we paid on his behalf or for which we provided reimbursement. We believe that the nature of the perquisites, as well as total cost of perquisites provided in 2006, is reasonable. We believe that providing our chief executive officer with these benefits is justified because his employment is critical to our future financial and operating performance and the growth and development of our business, and providing these benefits allows him to efficiently devote his efforts to our success.

Policy on Deductibility of Compensation

Our policy is to maximize the tax deductibility of compensation paid to our most highly compensated executives under Section 162(m) of the Internal Revenue Code and related regulations. Our stockholders have approved our 2005 Equity Plan and a performance criteria formula that is designed and administered to qualify compensation awarded under that plan as “performance-based.” We may, however, authorize payments to our Named Officers that may not be fully deductible if we believe such payments are in our stockholders’ interests. Mr. Rubin’s performance-based RSU award has been structured to qualify as performance-based compensation exempt from the limitations on deductibility imposed by Section 162(m).

Compensation Committee Report

The information contained in this Compensation Committee Report is not “soliciting material” and has not been “filed” with the Securities and Exchange Commission. This Compensation Committee Report will not be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we may specifically incorporate it by reference into a future filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section appearing above with GSI’s management. Based on this review and these discussions, the Compensation Committee recommended to GSI’s board of directors that the Compensation Discussion and Analysis be included in GSI’s annual report on Form 10-K for the fiscal year ended December 30, 2006 and in this proxy statement.

Michael S. Perlis (Chairman)

John A. Hunter

Andrea M. Weiss

Summary Compensation Table

The following table summarizes compensation earned during fiscal 2006 by our chief executive officer, chief financial officer, each of our three other most highly compensated executive officers, our former chief financial officer and one other person who was an executive officer during fiscal 2006 but who was not serving as an executive officer as of December 30, 2006. We refer to these individuals throughout this proxy statement as the “Named Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)($)	Option Awards (2)($)	Non-Equity Incentive Plan Compensation (3)($)	All Other Compensation (4)($)	Total ($)
Michael G. Rubin Chairman, President and Chief Executive Officer (principal executive officer)	2006	449,500	—	195,319	228,215	—	50,541	923,575

Michael R. Conn Executive Vice President, Finance and Chief Financial Officer (principal financial officer)	2006	304,018	—	138,468	67,840	152,159	14,255	676,740

Stephen J. Gold Executive Vice President and Chief Information Officer	2006	354,000	—	315,263	—	177,000	37,755	884,018

Damon Mintzer Executive Vice President, Sales	2006	379,800	—	212,848	67,840	189,580	9,068	859,136

Robert Wuesthoff Executive Vice President, Global Operations	2006	350,000	—	177,070	—	175,000	44,544	746,614

Former Executive Officers
Robert J. Blyskal (5) Former President and Chief Operating Officer	2006	310,212	—	558,010	341,593	—	222,980	1,432,795

Jordan M. Copland (6) Former Executive Vice President, Finance and Chief Financial Officer and former Executive Vice President, Strategic Development (former principal financial officer)	2006	250,546	—	36,516	67,840	—	15,001	369,903

(1)	The amounts included in the “Stock Awards” column represent the compensation cost we recognized in fiscal 2006 related to non-option stock awards, as described in Statement of Financial Accounting Standards No. 123R without taking into account any forfeiture rates. For a discussion of valuation assumptions, see Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 30, 2006. Please see the “Grants of Plan Based Awards Table” for more information regarding the stock awards we granted in 2006.
(2)	We did not grant any options in fiscal 2006 to our Named Officers. The amounts included in the “Option Awards” column represent the compensation cost we recognized in fiscal 2006 related to option awards granted in prior years, as described in Statement of Financial Accounting Standards No. 123R without taking into account any forfeiture rates. For a discussion of valuation assumptions, see Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 30, 2006.
(3)	Represents amounts earned under the 2006 Leadership Bonus Plan.

(4)	All other compensation consisted of the amounts shown in the table below:

Executive Officer	Other Benefits ($)	Company contributions to 401(k) plan ($)	Company paid life insurance premiums ($)	Total All Other Compensation ($)
Michael G. Rubin	45,573	4,713	255	50,541
Michael R. Conn	6,500	7,500	255	14,255
Stephen J. Gold	30,000	7,500	255	37,755
Damon Mintzer	—	8,813	255	9,068
Robert Wuesthoff	36,789	7,500	255	44,544
Robert J. Blyskal	217,252	5,515	213	222,980
Jordan M. Copland	12,000	2,746	255	15,001

Other benefits consisted of the following: (i) for Mr. Rubin, $33,573 reimbursement for attorney fees incurred in the negotiation of his new employment agreement and a car allowance of $12,000; (ii) for Mr. Conn, a car allowance; (iii) for Mr. Gold, reimbursement for housing expenses; (iv) for Mr. Wuesthof, reimbursement for housing expenses of $30,000 and commuting expenses; (v) for Mr. Blyskal, reimbursement for housing expenses of $25,000 and severance payments and benefits of $192,252; and (vi) for Mr. Copland, a car allowance.

Additionally, we purchase season tickets to sporting events for business use. If the tickets are not used for business purposes, they are made available to our directors, officers and other employees for personal use. There is no incremental cost to GSI for the personal use of such tickets.

(5)	Mr. Blyskal’s employment with us ended on October 6, 2006.
(6)	On January 5, 2006, Mr. Copland became our Executive Vice President of Strategic Development and ceased being our Chief Financial Officer. Mr. Copland’s employment with us ended on November 10, 2006.

Grants Of Plan-Based Awards

The following table summarizes non-equity and equity awards that we made in fiscal 2006 to our Named Officers. For a discussion concerning the awards granted in 2006, see the preceding “—Compensation Discussion and Analysis” and “—Employment Agreements and Arrangements” which follows. The performance restricted stock units and restricted stock units shown in the table below are not entitled to the payment of dividends, if any, declared on our common stock.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael G. Rubin Chairman, President and Chief Executive Officer (principal executive officer)	8/23/2006 8/23/2006	— —	— —	— —	29,687 —	59,373 —	89,059 —	— 57,252	(4)	1,050,006 675,001

Michael R. Conn Executive Vice President, Finance and Chief Financial Officer (principal financial officer)	3/07/2006 3/07/2006 3/07/2006	76,079 — —	152,159 — —	— — —	— — —	— — —	— — —	— 19,417 6,472	(4) (5)	— 299,993 99,992

Stephen J. Gold, Executive Vice President and Chief Information Officer	3/07/2006 3/07/2006	88,500 —	177,000 —	— —	— —	— —	— —	— 21,035	(4)	— 324,991

Damon Mintzer Executive Vice President, Sales	3/07/2006 3/07/2006 3/07/2006	94,790 — —	189,580 — —	— — —	— — —	— — —	— — —	— 22,653 11,326	(4) (5)	— 349,989 174,987

Robert Wuesthoff Executive Vice President, Global Operations	3/07/2006 3/07/2006 8/01/2006	87,500 — —	175,000 — —	— — —	— — —	— — —	— — —	— 19,417 15,987	(4) (5)	— 299,993 199,997

Former Executive Officers
Robert J. Blyskal Former President and Chief Operating Officer	3/07/2006 3/07/2006	75,512 —	200,000 —	— —	— —	— —	— —	— 29,126	(6)	— 449,997

Jordan M. Copland Former Executive Vice President, Finance and Chief Financial Officer and former Executive Vice President, Strategic Development (former principal financial officer)	—	—	—	—	—	—	—	—		—

(1)	Represents bonuses payable under our 2006 Leadership Bonus Plan. The amount shown in the “Threshold” column represents the bonus payable assuming the minimum target under that plan is achieved, and the amount shown in the “Target” column represents the bonus payable assuming that the target under that plan is achieved. No bonus is payable beyond the “Target” amount. See “2006 Leadership Bonus Plan.”
(2)	Represents awards of performance restricted stock units made to Mr. Rubin under his employment agreement. See “Employment Agreements—Michael G. Rubin.”
(3)	We did not grant any stock options in fiscal 2006 to our Named Officers.
(4)	Represents awards of restricted stock units scheduled to vest as to 25% of the total number of shares subject to each respective award on each of the first, second, third and fourth anniversary dates of the grant of each respective award.
(5)	Represents awards of restricted stock units scheduled vest as to 100% on March 7, 2008.
(6)	Under the agreement we entered into with Mr. Blyskal with respect to his retirement on October 6, 2006, we agreed to the immediate vesting of this award.

Employment Agreements and Arrangements

The following describes employment agreements and arrangements with our Named Officers:

Michael G. Rubin.    On August 23, 2006, we entered into an employment agreement with Michael G. Rubin, our Chairman, President and Chief Executive Officer. The Agreement is effective as of July 1, 2006 and will continue for an initial term of one and one-half years until December 31, 2007, and will automatically renew for subsequent one year periods thereafter until a notice of nonrenewal is delivered by us or Mr. Rubin.

Under the employment agreement, Mr. Rubin receives an annual base salary of $474,000 per year and an annual stock award granted under our 2005 Equity Plan of a restricted stock unit to acquire shares of common stock with an aggregate fair market value of at least $675,000 as of the date of their grant. The annual stock award will vest as to 25% of the total number of shares on each of the first four anniversaries of the date of grant. Such vesting will be subject to Mr. Rubin’s “continuous service,” as defined in the 2005 Equity Plan, to the Company and to acceleration in certain circumstances following a change in control. On August 23, 2006, the Compensation Committee granted Mr. Rubin a restricted stock unit award for 57,252 shares, representing the annual stock award for 2006.

Mr. Rubin also is entitled to receive an award of a performance restricted stock unit to acquire shares of common stock, referred to as a “PRSU Award,” to be granted on or before March 31 of each year, except that the PRSU Award for the period from July 1, 2006 to December 31, 2006 was granted on August 23, 2006. The number of shares to be issued pursuant to a PRSU Award is based on the Company achieving certain performance targets during a certain performance period, each as established by the Compensation Committee of our Board of Directors. Depending on the level of the performance targets that is achieved during the performance period, Mr. Rubin will be entitled to the issuance of shares having a fair market value, as of the date of grant, of between $700,000 and $2,100,000. However, in the case of the PRSU Award for the period from July 31, 2006 to December 31, 2006, Mr. Rubin was entitled to the issuance of shares with a fair market value, as of the date of grant, that was one-half of such values. If the Company fails to achieve the 90% level of the performance targets, Mr. Rubin will not be entitled to the issuance of any shares. Once issued, the shares will be subject to additional time based vesting restrictions, with 50% of the shares vesting on the first anniversary of their issuance and the remaining shares vesting on the second anniversary of their issuance.

The employment agreement contains a “clawback” provision. In the event that the Board or the Compensation Committee determines in good faith that the earlier determination as to the achievement of the performance targets was based on incorrect data, which incorrect data would require the restatement of our financial statements for reasons other than changes in law or accounting principles, and that in fact the performance targets had not been achieved or had been achieved to a lesser extent than originally determined and a portion of any PRSU Award would not have been issued, vested or settled, given the correct data, then:

•	such shares that were issued shall be forfeited and cancelled as provided by the Board or the Compensation Committee;

•	such shares that became vested will be deemed to be not vested and will be deemed to be forfeited and cancelled as provided by the Board or the Compensation Committee; and

•	such shares that were settled in exchange for shares of our stock shall be paid by Mr. Rubin to us upon notice from us as provided by the Board or the Compensation Committee.

On August 23, 2006, under Mr. Rubin’s employment agreement described above, we granted Mr. Rubin a PRSU Award for a performance restricted stock unit for 59,373 shares, referred to as the target units, representing the PSRU Award for 2006. If the Company achieves 100% of the EBITDA target established by the Compensation Committee for the performance period commencing on July 31, 2006 and ending on December 31, 2006, Mr. Rubin will receive 100% of the target units. If the Company achieves 90% of the

EBITDA target for the performance period, Mr. Rubin will receive 50% of the target units. If the Company achieves 110% of the EBITDA target or higher for the Performance Period, Mr. Rubin will receive 150% of the target units. If the Company fails to achieve 90% of the EBITDA target for the performance period, Mr. Rubin will receive no target units. If the Company’s EBITDA performance falls between the 90% and 110% of the EBITDA target for the Performance Period, Mr. Rubin will receive a number of target units determined according to linear interpolation. The shares vest in the following increments, or earlier upon certain events: 50% on the first anniversary of their issuance and 50% on the second anniversary of their issuance. On March 6, 2007, the Compensation Committee determined that greater than 110% of the EBITDA target was met and, accordingly, Mr. Rubin received 89,059 a performance restricted stock unit for 89,059 shares.

Mr. Rubin will also continue to be entitled to participate in the Company’s stock purchase, profit sharing, savings, health insurance, life insurance, group insurance, disability insurance, pension, retirement and other benefit plans or programs on the same terms and to the same extent as the other senior executives of the Company.

Michael R. Conn.    We do not have an employment agreement with Michael R. Conn, our Executive Vice President, Finance and Chief Financial Officer. Mr. Conn will receive an annual base salary of $375,000 in fiscal 2007 and is entitled to participate in our bonus and equity award plans. Mr. Conn also receives a car allowance.

Stephen J. Gold.    On January 31, 2005, we entered into an offer letter with Mr. Gold to serve as our Executive Vice President, Technology and Chief Information Officer. Under this letter, Mr. Gold is entitled to (i) receive an annual base salary of $325,000 to be increased to $350,0000 beginning January 1, 2006, subject to review annually, (ii) participate in the annual bonus plan available to our similarly situated employees, with a guaranteed bonus of no less than 50% of his base salary in fiscal 2005, (iii) receive a housing allowance of $2,500 per month, less payroll deductions and all required withholdings, for the duration of his employment and (iv) other benefits similar to those provided to our other officers. In addition, Mr. Gold’s offer letter provided that upon commencement of his employment, Mr. Gold would be granted a restricted stock unit award under the 1996 Plan to acquire common stock having an aggregate value of $1,000,000. We also agreed to pay Mr. Gold a signing bonus equal to $160,000 in the aggregate.

Damon Mintzer.    We do not have an employment agreement with Damon Mintzer, our Executive Vice President, Sales. Mr. Mintzer will receive an annual base salary of $429,158 in fiscal 2007 and is entitled to participate in our bonus and equity award plans.

Robert Wuesthoff.    On September 2, 2005, we entered into an offer letter with Mr. Wuesthoff to serve as our Executive Vice President, Global Operations. Under this letter, Mr. Wuesthoff is entitled to (i) receive an annual base salary of $325,000, subject to review annually, (ii) participate in the annual bonus plan available to our similarly situated employees, with a guaranteed bonus of no less than 50% of his base salary in fiscal 2005, (iii) receive a housing allowance of $2,500 per month, less payroll deductions and all required withholdings, for the duration of his employment and (iv) other benefits similar to those provided to our other officers. In addition, Mr. Wuesthoff’s offer letter provided that upon commencement of his employment , Mr. Wuesthoff would be granted a restricted stock unit award under the 1996 Plan to acquire common stock having an aggregate value of $350,000 and stock options under the 1996 Plan to purchase 75,000 shares of common stock.

Robert J. Blyskal.    On April 21, 2004, we entered into an offer letter with Mr. Blyskal to serve as our co-president and chief operating officer. Under this letter, Mr. Blyskal was entitled to receive: (i) an annual base salary of $350,000, subject to review annually, (ii) an annual bonus of up to 50% of his base salary as determined by the Chief Executive Officer, subject to approval of the Board of Directors and (iii) other benefits similar to those provided to our other officers. In addition, Mr. Blyskal’s offer letter provided that upon commencement of his employment, Mr. Blyskal would be granted a stock option under the 1996 Plan to purchase 200,000 shares of Common Stock and we would pay Mr. Blyskal a housing allowance of $2,500 per month, less payroll deductions and all required withholdings toward the rent, purchase price or other costs of an apartment or house in the King of Prussia area.

On August 7, 2006, we and Mr. Blyskal entered into an agreement with respect to his retirement on October 6, 2006. Some of the material terms of that agreement included:

•	a lump sum payment of $112,500, which was equal to 3 months base salary;

•	a bonus payment of $ 75,512, which was equal to 25% of Mr. Blyskal’s bonus target for 2006;

•	reimbursement of health care coverage for Mr. Blyskal and his family for the lesser of twelve months after the date of his separation or until he obtains other health care coverage;

•	assumption by us of the payments due for the lease of Mr. Blyskal’s apartment in King of Prussia, Pennsylvania;

•	immediate full vesting of Mr. Blyskal’s restricted stock unit awards granted on April 6, 2005 and March 7, 2006 totaling 39,126 shares;

•	the extension of the post-termination exercise period to October 6, 2007 for the following;

•	the 100,000 vested shares under Mr. Blyskal’s May 24, 2004 option grant; and

•	the 32,421 shares of the vested shares under Mr. Blyskal’s April 6, 2005 option grant.

Jordan M. Copland.    On January 5, 2006, we entered into an amended and restated employment agreement with Mr. Copland to serve as our Executive Vice President, Strategic Development for term expiring on December 31, 2006. Under this agreement, Mr. Copland was entitled to receive: (i) an annual base salary of $250,000, (ii) an automobile allowance of $1,000 per month and (iii) other benefits similar to those generally provided to our employees.

2006 Leadership Bonus Plan.

On March 7, 2006, our Compensation Committee approved the 2006 leadership bonus plan, which is not set forth in a written agreement, for certain management-level employees, including our Named Officers. Under the 2006 leadership bonus plan, if we achieved an adjusted EBITDA target approved by the Compensation Committee, we would establish a fixed bonus pool to be paid out to eligible participants in cash. Each eligible participant’s bonus would be funded from this fixed pool and would be based upon a percentage of that participant’s base salary. The 2006 leadership bonus plan sets an annual target bonus amount for each level of eligible employee based on our achieving adjusted EBITDA target approved by the Compensation Committee. The bonus amount for senior management, including the Named Officers, is equal to 50% of the individual’s base salary. If we achieved the minimum adjusted EBITDA target but less than the upper-end of the adjusted EBITDA target approved by the Compensation Committee, each eligible participant would receive a bonus equal to one-half of that individual’s target bonus amount. If we exceeded the upper-end of the adjusted EBITDA targets approved by the Compensation Committee, each eligible participant would have the opportunity to receive the other half of that individual’s target bonus amount. In addition, the bonus amount actually received by a participant would be subject to upward and downward adjustment based on that individual’s performance. On December 22, 2006, the Board of Directors approved a formula to allow employees to receive the other half of the bonus to the extent we exceeded our adjusted EBITDA target.

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes stock option and stock awards held by our Named Officers at the end of Fiscal 2006.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael G. Rubin Chairman, President and Chief Executive Officer (principal executive officer)	1,000,000 168,750 125,000 — —	— 56,250 — — —	(1)	— — — — —	5.563 10.00 13.46 — —	01/03/2011 12/19/2013 04/06/2015 — —	— — — — 57,252	(2)	— — — — 1,073,475	— — — 59,373 —	(3)	— — — 1,113,244 —

Michael R. Conn Executive Vice President, Finance and Chief Financial Officer (principal financial officer)	40,000 80,000 56,250 45,000 — — — —	— — 18,750 — — — — —	(4)	— — — — — — — —	5.563 9.00 10.00 13.46 — — — —	01/03/2011 07/19/2011 11/06/2013 04/06/2015 — — — —	— — — — 6,500 2,850 19,417 6,472	(5) (6) (7) (8)	— — — — 121,875 53,438 364,069 121,350	— — — — — — — —		— — — — — — — —

Stephen J. Gold Executive Vice President and Chief Information Officer	— —	— —		— —	— —	— —	50,268 21,035	(9) (7)	942,525 394,406	— —		— —

Damon Mintzer Executive Vice President, Sales	45,000 56,250 50,000 70,000 — — — — —	— 18,750 — — — — — — —	(4)	— — — — — — — — —	6.80 10.00 13.62 13.46 — — — — —	06/28/2011 11/06/2013 11/29/2014 04/06/2015 — — — — —	— — — — 6,500 2,850 9,133 22,653 11,326	(5) (6) (10) (7) (8)	— — — — 121,875 53,438 171,244 424,744 212,363	— — — — — — — — —		— — — — — — — — —

Robert Wuesthoff Executive Vice President, Global Operations	75,000 — — —	— — — —		— — — —	19.50 — — —	09/26/2015 — — —	— 17,948 19,417 15,987	(11) (7) (12)	— 336,525 364,069 299,756	— — — —		— — — —

Former Executive Officers
Robert J. Blyskal (13) Former President and Chief Operating Officer	100,000 32,421	— —		— —	8.51 13.46	10/06/2007 10/06/2007	— —		— —	— —		— —

Jordan M. Copland Former Executive Vice President, Finance and Chief Financial Officer and former Executive Vice President, Strategic Development (former principal financial officer)	66,295	—		—	3.00	11/10/2007	—		—	—		—

(1)	An option to purchase 225,000 shares was granted on December 19, 2003, and vests as to 25% of the total number of shares subject to the grant on each of the first, second, third and fourth annual anniversary dates of the date of grant. The remaining 56,250 shares vests on December 19, 2007.
(2)	This restricted stock unit award was granted on August 23, 2006 and vests as to 25% of the total number of shares subject to the award on each of the first, second, third and fourth annual anniversary dates of the date of grant.
(3)	The target of 59,373 performance restricted stock units is based on GSI attaining 100% adjusted EBITDA target. On March 6, 2007, the Compensation Committee determined that greater than 110% of the EBITDA target was met and, accordingly, Mr. Rubin received a total of 89,059 performance restricted stock units. The performance units vest in the following increments, or earlier upon certain events: 50% on the first anniversary of their issuance and 50% on the second anniversary of their issuance.
(4)	An option to purchase 75,000 shares was granted on November 6, 2003, and vests as to 25% of the total number of shares subject to the grant on each of the grant date and the first, third and fourth annual anniversary dates of the date of grant. The remaining option to purchase 18,750 shares vests on November 6, 2007.
(5)	This restricted stock unit award will vest in full on January 1, 2009.
(6)	A restricted stock award of 5,700 shares was granted on August 31, 2004 and vests as to 25% of the total number of shares subject to the award on each of the first, second, third and fourth annual anniversary of date of grant. As of December 30, 2006, 2,850 had vested and 2,850 were unvested.
(7)	This restricted stock unit award was granted on March 7, 2006 and vests as to 25% of the total number of shares subject to the award on each of the first, second, third and fourth annual anniversary dates of the date of grant.
(8)	This restricted stock unit award will vest in full on March 7, 2008.
(9)	This restricted stock unit award of 67,024 shares was granted on February 7, 2005 and vests as to 25% of the total number of shares subject to the award on each of the first, second, third and fourth annual anniversary dates of the date of grant. As of December 30, 2006, 16,756 had vested and 50,268 were unvested.
(10)	This restricted stock unit award of 12,178 shares was granted on March 7, 2005 and vests as to 25% of the total number of shares subject to the award on each of the first, second, third and fourth annual anniversary dates of the date of grant. As of December 30, 2006, 3,045 had vested and 9,133 were unvested.
(11)	This restricted stock unit award will vest in full on May 26, 2009.
(12)	This restricted stock unit award was granted on August 1, 2006 and vests as to 25% of the total number of shares subject to the award on each of the first, second, third and fourth annual anniversary dates of the date of grant.
(13)	Under the agreement we entered into with Mr. Blyskal with respect to his retirement on October 6, 2006, we agreed to extend the post-termination exercise period of certain of these options to October 6, 2007. For more information, see “—Potential Payments Upon Termination of Employment or Change in Control—Robert J. Blyskal.”

Option Exercises and Stock Vested

The following table sets forth information regarding the exercise of options by our Named Officers and the vesting of stock awards held by them during fiscal 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(2) ($)
Michael G. Rubin Chairman, President and Chief Executive Officer (principal executive officer)	—	—	—		—

Michael R. Conn Executive Vice President, Finance and Chief Financial Officer (principal financial officer)	15,000	173,955	1,425		18,696

Stephen J. Gold Executive Vice President and Chief Information Officer	—	—	16,756		250,167

Damon Mintzer Executive Vice President, Sales	—	—	4,470		65,741

Robert Wuesthoff Executive Vice President, Global	—	—	—		—

Former Executive Officers
Robert J. Blyskal Former President and Chief Operating Officer	52,579	261,569	39,126	(3)	471,468

Jordan M. Copland Former Executive Vice President, Finance and Chief Financial Officer and former Executive Vice President, Strategic Development (former principal financial officer)	201,205	2,022,673	—		—

(1)	Represents the difference between the closing price of our common stock on the date of exercise of the stock option and the exercise price of the option, multiplied by the number of options exercised.
(2)	Represents the product of the closing price of our common stock on the date of vesting of the stock award multiplied by the number of stock awards that vested.
(3)	Under the agreement we entered into with Mr. Blyskal with respect to his retirement on October 6, 2006, we agreed to the immediate vesting of these stock awards.

Equity Incentive Plans

We maintain equity incentive plans pursuant to which eligible employees, including the Named Officers, may receive equity based awards. Our 2005 Equity Plan, which was adopted by our stockholders at the 2005 annual meeting of stockholders, replaced our 1996 Equity Incentive Plan (described below), referred to as the “1996 Plan.” The 2005 Equity Plan is summarized under “Proposal 2—Amendment of GSI’s 2005 Equity Incentive Plan.”

1996 Equity Incentive Plan

The following is a summary of the 1996 Plan:

Our 1996 Plan was intended to promote the long-term retention of our key employees and other persons who are in a position to make significant contributions to our success, further reward these employees and other persons for their contributions to our growth and expansion, provide additional incentive to these employees and other persons to continue making similar contributions and to further align the interests of these employees and other persons with those of our stockholders.

To achieve these purposes, the 1996 Plan permitted grants of incentive stock options, options not intended to qualify as incentive stock options, stock appreciation rights, restricted and unrestricted stock awards, deferred stock awards, performance awards, loans and supplemental awards. The maximum total number of shares for which awards could have been granted under the 1996 Plan was 9,500,000 shares of common stock, subject to appropriate adjustment in a manner determined by the Board of Directors to reflect changes in our capitalization.

The 1996 Plan is administered by our Board of Directors, which determines, among other things and subject to certain conditions, whether to accelerate the exercise or vesting schedule or waive any other terms or conditions of each award, whether to reduce the exercise price of an option after the date of grant, whether to amend or cancel an award and the form of any instrument used under the 1996 Plan. The Board of Directors has the right to adopt rules for the administration of the 1996 Plan, settle all controversies regarding the 1996 Plan or any award, and construe and correct defects and omissions in the 1996 Plan or any award. The 1996 Plan may be amended, suspended or terminated by the Board of Directors, subject to certain conditions, provided that stockholder approval will be required whenever necessary for the 1996 Plan to continue to satisfy the requirements of certain securities and tax laws, rules and regulations. The Board of Directors may delegate its authority under the 1996 Plan to a committee of the board. The Board of Directors has delegated its authority to the Compensation Committee and the Nominating and Corporate Governance Committee.

As of April 23, 2007, 120,950 restricted stock units, 9,175 shares of unvested restricted stock and options to purchase 4,433,040 shares of Common Stock were outstanding under the 1996 Plan. No additional awards may be granted under the 1996 Plan.

Nonqualified Deferred Compensation

On June 8, 2006, our Compensation Committee approved our Leadership Team Deferral Plan, referred to as the “Deferral Plan.” The Deferral Plan is a non-qualified deferred compensation plan that allows eligible employees, including Named Officers, to defer compensation that the employee cannot defer under the applicable tax-qualified plans because of limits under the Internal Revenue Code on the amount of compensation that can be deferred.

Under the Deferral Plan, we provide participants with the opportunity to make annual elections to defer a specified percentage of up to 100% of their eligible compensation. Elective deferrals of cash compensation are withheld from a participant’s paycheck and credited to a bookkeeping account established in the name of the participant. The participant is always 100% vested in his or her own elective deferrals and any earnings thereon. We may also make discretionary contributions to participants’ accounts in the future, although we do not currently plan to do so. Discretionary contributions made by us in the future, if any, will be subject to such vesting arrangements as we may determine. Amounts contributed to a participant’s account through elective deferrals or though our discretionary contributions are generally not subject to income tax, and we do not receive a deduction, until they are distributed from the account.

Under the Deferral Plan, we are obligated to deliver on a future date deferred compensation credited to the participant’s account, adjusted for any positive or negative investment results from phantom investment alternatives selected by the participant under the Deferral Plan. Participants may make changes to phantom investments on a daily basis. Amounts payable under the Deferral Plan are unfunded, unsecured general obligations of ours. Amounts in a participant’s account will be payable in cash, commencing upon the distribution date selected by the participant at the time of deferral. Payments will be distributed in the form of a lump sum cash payment or in up to ten annual installments, depending upon, if applicable, the election made by the participant at the time of deferral. However, if a participant’s service with us terminates prior to the selected distribution date or dates, payments will commence as of the date of termination of service. Additionally, if a participant’s service terminates with us due to disability or death, or the participant is receiving installment payments and dies or becomes disabled prior to payment of all the installments, all amounts will become immediately payable. Any payments made to specified employees that commence upon a separation from service will be delayed six months in accordance with the requirements of Section 409A of the Internal Revenue Code. In addition, participants may be entitled to receive payments through certain unforeseeable emergency withdrawals. Payments scheduled to be made under the Deferral Plan may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the Internal Revenue Code.

Through December 30, 2006, among our Named Officers, only Mr. Rubin elected to participate in the Deferral Plan. Accordingly, the following table provides information concerning amounts held under the Deferral Plan for the benefit of Mr. Rubin.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Michael G. Rubin Chairman, President and Chief Executive Officer (principal executive officer)	56,894	—	4,369	—	61,263

(1)	Amounts contributed by the Named Officer in fiscal 2006 are also reported as compensation in the Summary Compensation Table.
(2)	Earnings received by the Named Officer are not reported as compensation in the Summary Compensation Table because such earnings are not considered to be “above market” earnings under SEC regulations.
(3)	None of such amount was reported as compensation in the Summary Compensation Table for prior years.

Potential Payments Upon Termination of Employment or Change in Control

Change in Control Agreements

We have entered into change in control agreements with members of our senior management, including our Named Officers (other than Messrs. Blyskal, Copland and Mintzer) and certain other employees. Each change in control agreement provides that if the employee resigns for “good reason” or is terminated without “cause” within 90 days before or two years (with respect to senior management) following a change in control, then:

•

all equity awards held by the employee will immediately become fully vested and exercisable and all restrictions set forth in these equity awards related to the passage of time and/or continued employment will immediately lapse; and

•	the employee will have continued exercisability of each stock option and stock appreciation right held by the employee, if any, for the remaining term of each such equity award;

provided, however, that for stock options and stock appreciation rights granted prior to the effective date of the agreement, such period will not exceed the latest date possible that would not cause such option or stock appreciation right to become subject to Section 409A of the Code.

Good reason means:

•

a material reduction in the employee’s duties, positions, titles, offices, authority or responsibilities relative to the duties, position, titles, offices, authority or responsibilities in effect immediately prior to the change in control; the assignment to the employee of any duties or responsibilities that are substantially inconsistent with the employee’s duties, positions, titles, offices, authority or responsibilities as in effect immediately before such assignment; or any removal of the employee from or failure to reappoint or reelect the employee to any of such positions, titles or offices; except that if such event occurs solely from the fact that we are longer a publicly traded and listed company, it will not by itself constitute good reason;

•	a reduction in the employee’s base salary as in effect immediately prior to the change in control;

•

a reduction in the employee’s bonus or other cash incentive compensation opportunity as in effect immediately prior to the change in control; a reduction or negative change in the employee’s equity award or other long-term non-cash incentive opportunities (the value of which is measured as of the date of grant using a reasonable valuation methodology consistently applied); or a reduction or negative change in the employee’s benefits other than base salary, bonus or other cash and non cash incentive compensation as in effect immediately prior to the change in control; except that good reason shall not exist under this clause if after a change in control, we offer the employee a range of cash and non-cash bonus and incentive opportunities and other benefits which, taken as a whole, are comparable to the cash and non-cash bonus and incentive opportunities and other benefits provided to the employee immediately prior to the change in control;

•	our failure to timely pay or provide to the employee any portion of the employee’s compensation or benefits then due to the employee;

•

a relocation of the employee’s principal place of employment that will result in an increase of more than thirty miles in the employee’s one-way commute as compared to the employee’s one-way commute prior to the change of control;

•

any material breach by us of the change in control agreement or any other material agreement between us and the employee, including any employment agreement, indemnification agreement or agreement relating to any equity award; or

•

our failure to obtain, before a change in control occurs, an agreement in writing from any successors and assigns to all or substantially all of our business or assets to assume and agree to perform the change in control agreement unless otherwise assumed by such successors and assigns by operation of law.

Cause is defined a good faith determination by our Board of Directors or the Compensation Committee that the employee:

•	was grossly negligent or engaged in willful misconduct in the performance of his duties; or

•

was convicted of, or entered a plea of guilty to, a crime involving a felony or any criminal offense constituting fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof, other than an automobile offense; or

•

intentionally and materially violated any contract or agreement between the employee and us, our code of business conduct or any of our material policies, unless done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in our best interests; and

the employee has not remedied such matter within 30 days of our giving the employee written notice of our intention to terminate his employment within 90 days.

Change in control means:

•

any person, entity or group acting in concert becomes the beneficial owner of more than 50% of the combined voting power of our voting securities, subject to exceptions for financings and changes resulting from our purchases of our voting securities;

•

we a party to a merger, consolidation or similar transaction and, immediately after the completion of such transaction, our stockholders immediately prior to such transaction do not beneficially own more than fifty percent of the combined outstanding voting power of either the surviving entity in such transaction or the parent of the surviving entity in such transaction, in each case in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction;

•	our stockholders or the Board of Directors approves a plan for our complete dissolution or liquidation, or our complete dissolution or liquidation otherwise occurs;

•

we complete a sale, lease, exclusive license or other disposition of all or substantially all of our consolidated assets, other than a sale, lease, license or other disposition to an entity, more than fifty percent of the combined voting power of the voting securities of which are beneficially owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; or

•	if a majority of our directors as of the effective date of the agreement are replaced other than in specified circumstances.

If any payment the executive would receive under the change in control agreement or otherwise constitutes a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, referred to as the excise tax, then such payment will be reduced if and to the extent that such reduction yields a larger net payment to the participant (after taking into account all applicable federal, state, and local employment taxes, income taxes and the excise tax, all computed at the highest applicable rate).

Termination or Change in Control Provisions in Equity Plans

2005 Equity Plan.    Generally, the 2005 Equity Plan does not provide for the acceleration of the vesting of stock awards upon the termination of a participant’s employment for any reason. The 2005 Plan does provide that, in the event of a corporate transaction (as defined in the 2005 Equity Plan), if the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for outstanding stock awards under the 2005 Equity Plan, then, with respect to any such stock awards that are held by individuals whose continuous service with GSI or its affiliates has not terminated prior to the effective date of the corporate transaction or was terminated within the three-month period prior to the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will terminate if not exercised prior to the effective date of the corporate transaction. Additionally, the Board has the discretion to provide that a stock award under the 2005 Equity Plan will immediately vest as to all or any portion of the shares subject to the stock award in the event of a change of control transaction. For further information, see “Proposal 2—Amendment of GSI’s 2005 Equity Incentive Plan—Corporate Transactions; Changes in Control.”

1996 Equity Plan.    Generally, the 1996 Equity Plan does not provide for the acceleration of the vesting of stock awards upon the termination of a participant’s employment for any reason, except, in the event of a change in control, all awards automatically will vest and become free of restrictions six months after the occurrence of such change in control or, if sooner, when we terminate a participant’s employment for any reason other than for cause unless the Board provides otherwise in the agreement evidencing such award. “Change of Control” is defined as

•	the occurrence of an event that would, if known to our management, be required to be reported by us as a change of control on SEC Form 8-K;

•	any person, entity or group acting in concert becomes the beneficial owner of more than 50% of the combined voting power of our voting securities;

•	if a majority of our directors as of the effective date of the 1996 Equity Plan are replaced other than in specified circumstances;

•	the sale, exchange or other disposition of all or a significant portion of our business or assets, or the execution by us of a binding agreement providing for such a transaction;

unless in any such case, at least a majority of the incumbent directors determine, prior to the occurrence of such change in control, that no change in control has or will have occurred.

Termination or Change in Control Provisions in Employment Agreements

General.    Under employment agreements or offer letters that we have entered into with our Named Officers, as well as under applicable law, if the employment of a Named Officer terminates for any reason, he will be generally entitled to:

•	the earned but unpaid portion of his base salary though the date of termination;

•	any other benefits accrued by the Named Officer under our benefit plans or programs up to the date of termination;

•	any unpaid business expenses.

Michael G. Rubin.    Under Mr. Rubin’s employment agreement with us, if Mr. Rubin is terminated by us without cause or if he resigns for good reason, Mr. Rubin will be paid $2,525,000 over a period of 24 months following the date of termination or resignation. Upon any such termination or resignation, all of Mr. Rubin’s unvested restricted stock units and performance restricted stock units will terminate. The definition of cause is similar to the definition contained in the change in control agreement described above, except that it also includes our giving Mr. Rubin a notice of non-renewal of the term of the agreement and our allowing the agreement to expire.

“Good reason” is defined as any of the following events unless consented to by Mr. Rubin or cured by us:

•

Mr. Rubin is demoted, removed or not re-elected to any of his positions or offices, including his position as a member of the Board, or Mr. Rubin is assigned duties or responsibilities that are materially inconsistent with, or constitute a material diminishment of, Mr. Rubin’s title, position, responsibilities or authorities, including the change in any reporting relationships which results in Mr. Rubin no longer reporting directly to the Board;

•	we materially breach the agreement;

•	there is a material reduction in the benefits provided to Mr. Rubin under the agreement;

•	there is a material reduction in the performance restricted stock units granted to Mr. Rubin;

•	Mr. Rubin’s principal place of employment is moved to a location that is more than 50 miles from the current location listed (unless such new location is closer to Mr. Rubin’s principal residence);

•	we fail to obtain the assumption of the agreement by any successor to our business or substantially all of our assets; or

•	there is a purported termination of Mr. Rubin for cause which is not effected pursuant to the method described the agreement.

If during the period 183 days before or 183 days after a change in control, Mr. Rubin is terminated by us without cause or he terminates his employment because his base salary is reduced or because Mr. Rubin’s principal place of employment is moved to a location that is more than 50 miles from the current location (unless such new location is closer to Mr. Rubin’s principal residence), he will be paid $2,525,000 over a period of 24 months following the date of termination or resignation. Upon any such termination or resignation, any time based vesting condition in Mr. Rubin’s restricted stock units and performance restricted stock units will accelerate; however, if Mr. Rubin resigns following a change in control, any unvested performance restricted stock units for which the performance targets have not yet been met will terminate. The definition of change in control is similar to the definition contained in the change in control agreement described above.

Upon the termination of Mr. Rubin’s employment under any of the circumstances described above, Mr. Rubin will also be entitled to continuation of his medical benefits for a period of 24 months following the date of termination or resignation, or until he obtains substantially comparable medical coverage, whichever is shorter.

Mr. Rubin has also been granted a right to resign for any reason during a period of 30 days beginning 183 days following a change in control. If Mr. Rubin exercises this right, he will be entitled to continuation of his medical benefits for the period described in the preceding paragraph. Additionally, any time based vesting condition in Mr. Rubin’s restricted stock units and performance restricted stock units will accelerate; however, any unvested performance restricted stock units for which the performance targets have not yet been met will terminate.

If we terminate Mr. Rubin’s employment because of his death or disability, as defined in the employment agreement, he will be entitled to the issuance of the number of performance restricted stock units to which he would have been entitled had he remained employed throughout the entire performance period, based upon the extent to which the performance targets are actually achieved during the performance period. Additionally, any time based vesting condition in Mr. Rubin’s performance stock units will accelerate. If Mr. Rubin’s employment terminates because of disability, he will also be paid his base salary for a period of six months, reduced by the amount received under any disability insurance plan that we provide.

Mr. Rubin’s employment agreement contains a “parachute payment” reduction provision similar to that contained in the change in control agreement described above.

Mr. Rubin’s employment agreement also provides for non-competition and non-solicitation covenants applicable following the termination of Mr. Rubin’s employment for a period of two years or, if longer, for the period during which the Company is paying the severance benefits set forth above. Mr. Rubin’s employment agreement also provides for confidentiality, non-disparagement and invention assignment covenants, subject to certain limitations. The employment agreement provides that if Mr. Rubin breaches any of these covenants, it will discharge our obligation to make payments or provide benefits required under the agreement.

Stephen J. Gold.    Under the offer letter with Mr. Gold, either we or Mr. Gold may terminate his employment at any time and for any reason. If we terminate Mr. Gold’s employment without cause, we will pay to Mr. Gold severance in an amount equal to 12 months of his base salary or until he accepts employment with another employer. Mr. Gold’s offer letter defines cause as (i) gross negligence or willful misconduct in the performance of his duties for GSI; (ii) breach or violation, in a material respect, of any agreement between GSI and Mr. Gold or any of GSI’s policy statements, including those regarding business conduct, conflicts-of-interest, insider trading, confidentiality or harassment; (iii) commission of a material act of dishonesty or breach of trust; (iv) acting in a manner that is inimical or injurious, in a material respect, to the business or interests of GSI; or (v) conviction of a felony. Additionally, Mr. Gold’s equity awards are subject to accelerated vesting as described above in “—Change of Control Agreements.” Mr. Gold also is bound by a separate agreement that prohibits the unauthorized use or disclosure of our confidential or proprietary information, a prohibition against engaging in competitive activities or soliciting our employees for one year after the end of his employment, and invention assignment covenants.

Robert Wuesthoff.    Under the offer letter with Mr. Wuesthoff, either we or Mr. Wuesthoff may terminate his employment at any time and for any reason. If we terminate Mr. Wuesthoff’s employment without cause, we will pay to Mr. Wuesthoff severance in an amount equal to 12 months of his base salary or until he accepts employment with another employer. The definition of cause is similar to the definition contained in Mr. Gold’s offer letter. Additionally, Mr. Wuesthoff’s equity awards are subject to accelerated vesting as described above in “—Change of Control Agreements.” Mr. Wuesthoff also is bound by a separate agreement that prohibits the unauthorized use or disclosure of our confidential or proprietary information, a prohibition against engaging in competitive activities or soliciting our employees for one year after the end of his employment, and invention assignment covenants.

Robert J. Blyskal.    Under his retirement agreement, Mr. Blyskal received (i) a lump sum payment of $112,500, which was equal to 3 months base salary; (ii) a bonus payment of $75,512 which was equal to 25% of Mr. Blyskal’s bonus target for 2006; (iii) reimbursement of health care coverage for Mr. Blyskal and his family for the lesser of twelve months after the date of his separation or until he obtains other health care coverage; (iv) assumption by us of the payments due for the lease of Mr. Blyskal’s apartment in King of Prussia, Pennsylvania; (v) immediate full vesting of Mr. Blyskal’s restricted stock unit awards granted on April 6, 2005 and March 7, 2006 totaling 39,126 shares; (vi) the extension of the post-termination exercise period to October 6, 2007 for (x) the 100,000 vested shares under Mr. Blyskal’s May 24, 2004 option grant, and (y) 32,421 shares of the vested shares under Mr. Blyskal’s April 6, 2005 option grant. Mr. Blyskal also remains bound by a separate agreement that prohibits the unauthorized use or disclosure of our confidential or proprietary information, a prohibition against engaging in competitive activities or soliciting our employees for one year after the end of his employment, and invention assignment covenants.

The following table shows the estimated amount of payments and benefits that would be provided by us (or our successor) to our Named Officers under the plans and agreements described above assuming that their employment was terminated as of December 30, 2006 for various reasons as described below:

	Reason for Termination of Employment
Named Officer and Nature of Payment	Voluntary by Executive $		Termination by Us without Cause or Termination by Executive for Good Reason $		Cause $	Death $		Disability $		Termination by Us without Cause or Termination by Executive for Good Reason in connection with a Change of Control $
Michael G. Rubin
Total cash payment	-0-		2,525,000	(1)	-0-	-0-		237,000	(2)	2,525,000	(1)
Cost of continuation of benefits	-0-		19,662	(3)	-0-	-0-		-0-		19,662	(3)
Value of accelerated stock option and stock awards (4)	-0-		-0-		-0-	1,669,856	(5)	1,669,856	(5)	3,235,519	(6)

Michael R. Conn
Total cash payment	-0-		-0-		-0-	-0-		-0-		-0-
Cost of continuation of benefits	-0-		-0-		-0-	-0-		-0-		-0-
Value of accelerated stock option and stock awards (4)	-0-		-0-		-0-	-0-		-0-		824,794	(7)

Stephen J. Gold
Total cash payment	-0-		354,000	(8)	-0-	-0-		-0-		354,000	(8)
Cost of continuation of benefits	-0-		-0-		-0-	-0-		-0-		-0-
Value of accelerated stock option and stock awards (4)	-0-		-0-			-0-		-0-		1,336,931	(7)

Damon Mintzer
Total cash payment	-0-		-0-		-0-	-0-		-0-		-0-
Cost of continuation of benefits	-0-		-0-		-0-	-0-		-0-		-0-
Value of accelerated stock option and stock awards (4)	-0-		-0-		-0-	-0-		-0-		396,451	(9)

Robert Wuesthoff
Total cash payment	-0-		350,000	(10)	-0-	-0-		-0-		350,000	(10)
Cost of continuation of benefits	-0-		-0-		-0-	-0-		-0-		-0-
Value of accelerated stock option and stock awards (4)	-0-		-0-		-0-	-0-		-0-		1,000,350	(7)

Former Executive Officers
Robert J. Blyskal (11)
Total cash payment	188,012	(12)	-0-		-0-	-0-		-0-		-0-
Cost of continuation of benefits	9,151	(13)	-0-		-0-	-0-		-0-		-0-
Value of accelerated stock option and stock awards (4)	471,468	(14)	-0-		-0-	-0-		-0-		-0-

Jordan M. Copland (15)
Total cash payment	-0-		-0-		-0-	-0-		-0-		-0-
Cost of continuation of benefits	-0-		-0-		-0-	-0-		-0-		-0-
Value of accelerated stock option and stock awards (4)	-0-		-0-		-0-	-0-		-0-		-0-

(1)	Represents amount payable under Mr. Rubin’s employment agreement, payable in 24 monthly installments following termination of employment.
(2)	Represents the maximum amount payable under Mr. Rubin’s employment agreement, pursuant to which he will continue to receive his base salary for a period of six months following the date of termination; however, any such amounts will be reduced, dollar-for-dollar, by any amounts received by Mr. Rubin under any disability insurance policy or plan provided to Mr. Rubin by us.
(3)	Represents the estimated cost to continue Mr. Rubin’s medical benefits for a period of 24 months following termination of employment, assuming no increase in premiums.
(4)	Represents the value of unvested stock option and/or stock awards that would be accelerated as a result of the termination of employment, calculated as the sum of:

•

the difference between $18.75, the closing price of our common stock on December 30, 2006, and the exercise price of unvested stock options as of such date, multiplied by the number of unvested options as of such date; and

•	the closing price of our common stock on December 30, 2006 multiplied by the number of unvested stock awards as of such date.

(5)	Represents the value of 89,059 unvested shares subject to Mr. Rubin’s performance restricted stock units that would be issued on the death or disability of Mr. Rubin, calculated by multiplying such number of shares by $18.75, the closing price of our common stock on December 30, 2006. The number of shares subject to Mr. Rubin’s performance restricted stock unit that would be issued in the event of the death or disability of Mr. Rubin is equal to the number of shares to which he would have been entitled had he remained employed throughout the entire performance period, based upon the extent to which the performance targets are actually achieved during the performance period.
(6)	Represents the value of shares subject to unvested stock options, unvested performance restricted stock units and restricted stock units that would be accelerated under Mr. Rubin’s employment agreement. See note 4.
(7)	Represents the value of shares subject to unvested stock options and/or stock awards that would be accelerated under the change of control agreement. See note 4.
(8)	Represents the maximum amount payable under Mr. Gold’s offer letter, pursuant to which he will continue to receive his base salary for a period ending on the earlier of 12 months following the date of termination without cause and the date that he obtains new employment. Although the offer letter does not specifically provide for severance in connection with a change in control, Mr. Gold would be entitled to receive the severance described in the preceding sentence if his employment was terminated without cause in connection with a change of control. Mr. Gold’s offer letter does not provide for a termination by Mr. Gold for good reason.
(9)	Represents the value of shares subject to unvested stock options and certain restricted stock units that would be accelerated under the 1996 Equity Plan. If the change in control also constituted a “corporate transaction” under the 2005 Equity Plan and if the surviving or acquiring entity (or its parent company) elected not to assume, continue or substitute for outstanding stock awards under the 2005 Equity Plan, then shares subject to restricted stock units issued under the 2005 Equity Plan with a value of $637,106 would also be accelerated. See note 4.
(10)	Represents the maximum amount payable under Mr. Wuesthoff’s offer letter, pursuant to which he will continue to receive his base salary for a period ending on the earlier of 12 months following the date of termination without cause and the date that he obtains new employment. Although the offer letter does not specifically provide for severance in connection with a change in control, Mr. Wuesthoff would be entitled to receive the severance described in the preceding sentence if his employment was terminated without cause in connection with a change of control. Mr. Wuesthoff’s offer letter does not provide for a termination by Mr. Wuesthoff for good reason.
(11)	Mr. Blyskal’s employment with us ended on October 6, 2006.
(12)	Represents amount paid under Mr. Blyskal’s retirement agreement.
(13)	Represents amount paid or payable under Mr. Blyskal’s retirement agreement covering the reimbursement of health care coverage for Mr. Blyskal and his family for the lesser of twelve months after the date of his separation or until he obtains other health care coverage and the costs paid by us in connection with the termination of the lease for Mr. Blyskal’s apartment in King of Prussia, Pennsylvania.
(14)	Under the agreement we entered into with Mr. Blyskal with respect to his retirement, we agreed to the immediate vesting of 32,196 restricted stock units on August 7, 2006. The amount shown represents the number of vested shares subject to restricted stock unit multiplied by $12.05, the closing price of our common stock on such date.
(15)	On January 5, 2006, Mr. Copland became our Executive Vice President of Corporate Development and ceased being our Chief Financial Officer. Mr. Copland employment with us ended on November 10, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, Messrs. Menell, Hunter and Perlis and Ms. Weiss all served on the Compensation Committee. None of these individuals is or has been an officer or employee of GSI.

No person who served as a member of the Compensation Committee during fiscal 2006 was a current or former officer or employee of GSI or, except as described below, engaged in certain transactions with GSI required to be disclosed by regulations of the SEC. There were no compensation committee “interlocks” during fiscal 2006, which generally means that none of GSI’s executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of GSI’s Compensation Committee.

Other Relationships and Related Transactions

In fiscal 2000 and 2001, Interactive Technology Holdings, LLC, a joint venture of Comcast Corporation and QVC, Inc. which is now a subsidiary of Liberty Media Corporation, acquired 10,797,900 shares of GSI Common Stock and warrants to purchase 300,000 shares of GSI Common Stock. On January 31, 2005, ITH effected a distribution of all of its assets, including shares of GSI Common Stock, to entities affiliated with Comcast and Liberty. Based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2005, entities affiliated with Comcast beneficially owned approximately 5.57% of GSI’s Common Stock outstanding as of April 23, 2007. Based on a Schedule 13D/A filed with the Securities and Exchange Commission on September 1, 2006, entities affiliated with Liberty beneficially owned approximately 19.97% of GSI’s Common Stock outstanding as of April 23, 2007. M. Jeffrey Branman, one of GSI’s directors, was the President of Interactive Technology Services, which served as financial advisor to ITH through its dissolution.

In 2000, GSI entered into a website development and distribution agreement with iQVC, a division of QVC, Inc., pursuant to which GSI provides technology, procurement and fulfillment services for QVC, including selling sporting goods, recreational and/or fitness related equipment and related products, apparel and footwear to QVC for resale through the QVC Web site. GSI recognized net revenues on sales to this related party of $1,843,000 for fiscal 2004, $1,138,000 for fiscal 2005 and $843,000 for fiscal 2006 under this website development and distribution agreement. The terms of these sales are comparable to those with other similar partners.

As of April 23, 2007, GSI owned approximately 1.67% of the outstanding common stock of Odimo Incorporated, or Odimo, and SOFTBANK Capital Partners LLC and its affiliates collectively beneficially owned approximately 16.10% of the outstanding common stock of Odimo. Based on a Schedule 13D/A filed with the Securities and Exchange Commission on June 2, 2005, SOFTBANK Capital Partners LLC and its affiliates collectively beneficially owned approximately 17.61% of GSI’s Common Stock. In February 2007, SOFTBANK sold all the Odimo common stock that it previously held. Ronald D. Fisher, one of GSI’s directors, is vice chairman of SOFTBANK Holdings Inc. and a managing general partner of SOFTBANK Capital Partners LP, which are affiliates of SOFTBANK Capital Partners LLC, and Michael S. Perlis, one of GSI’s directors, is also a venture partner of SOFTBANK Capital Partners LP.

GSI entered into an agreement as of December 20, 2005 with Interactive Commerce Partners LLC, or ICP, for certain financial advisory services in connection with GSI’s evaluation of two proposed transactions: a proposed acquisition and a proposed strategic relationship. M. Jeffrey Branman, one of GSI’s directors, is President and owner of ICP. Under the agreement, GSI agreed to pay ICP $450,000 upon the successful consummation of the proposed acquisition and $50,000 upon the successful consummation of the proposed strategic relationship. On February 3, 2006, GSI agreed to pay ICP $350,000 in connection with the proposed acquisition that GSI chose not to pursue. GSI also paid ICP $50,000 upon the successful completion of the strategic relationship in the first quarter of fiscal 2006.

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. The Board of Directors is considering the adoption of written policies and procedures regarding such transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires GSI’s directors, executive officers, and persons who own more than 10% of a registered class of GSI’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of GSI. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish GSI with copies of all Section 16(a) forms they file.

To GSI’s knowledge, based solely on a review of the copies of such reports furnished to GSI and written representations that no other reports were required to be filed, all Section 16(a) filing requirements applicable to GSI’s directors, executive officers and greater than 10% beneficial stockholders were complied with during fiscal 2005, except that the following reports were not timely filed: Steven Gold, executive vice president and chief information officer, filed two late Forms 4 which covered two transactions, one for the payment of tax liability by withholding securities incident to the vesting of restricted stock award units and the other for the grant of restricted stock award units; Michael Conn, senior vice president, finance and chief financial officer, filed a late Form 4 which covered the grant of restricted stock award units; Robert Liewald, executive vice president, merchandising, filed a late Form 4 which covered the grant of restricted stock award units; Arthur Miller, executive vice president and general counsel, filed a late Form 4 which covered the grant of restricted stock award units; and Damon Mintzer, executive vice president, sales, filed a late Form 4 which covered the grant of restricted stock award units.

OTHER MATTERS

As of the date of this Proxy Statement, GSI knows of no other business that will be presented for consideration at the Annual Meeting (other than procedural matters). However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting: (i) matters for which GSI’s Board of Directors did not have notice on or prior to April 1, 2007 that are to be presented for approval at the Annual Meeting; (ii) approval of the minutes of a prior meeting of stockholders, if such approval does not constitute ratification of the action at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Exchange Act; and (v) matters incident to the conduct of the Annual Meeting. If any such matters come before the Annual Meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

ADDITIONAL INFORMATION

GSI is subject to the informational requirements of the Securities Exchange Act of 1934. Therefore, GSI files reports and information, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information may be obtained by visiting the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

You can access financial and other information at GSI’s Investor Relations Web site. The address is www.gsicommerce.com/investors. GSI makes available through its Web site, free of charge, copies of its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. In addition, GSI will provide at no cost, paper or electronic copies of its reports and other filings made with the SEC. Requests should be directed to Investor Relations, 935 First Avenue, King of Prussia, Pennsylvania 19406.

The information on the Web site listed above, is not and should not be considered part of this Proxy Statement and is not incorporated by reference in this document. This Web site is, and is only intended to be, an inactive textual reference.

COST OF ANNUAL MEETING AND PROXY STATEMENT

The cost of soliciting proxies will be borne by GSI. In addition to solicitation by mail, proxies may be solicited in person or by telephone, e-mail or fax by directors, officers or employees of GSI, without additional compensation. Upon request by brokers, dealers, banks or voting trustees or their nominees who are record holders of Common Stock, GSI will pay the reasonable expenses incurred by such record holders for mailing proxy materials to any beneficial owners of the Common Stock.

STOCKHOLDER PROPOSALS

A stockholder proposal for GSI’s 2007 Annual Meeting must be submitted to GSI at its office located at 935 First Avenue, King of Prussia, Pennsylvania, 19406, by January 2, 2008 to receive consideration for inclusion in GSI’s 2008 Annual Meeting proxy materials pursuant to Rule 14a-8 of the Exchange Act. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

In addition, the period during which a stockholder must provide notice to GSI of a proposal to be submitted outside of the Rule 14a-8 process for consideration at GSI’s 2008 Annual Meeting is not earlier than the close of business on February 15, 2008 nor later than close of business on March 17, 2008. As to all such matters which GSI does not have notice on or prior to March 17, 2008, discretionary authority shall be granted to the persons designated in GSI’s proxy related to the 2008 Annual Meeting to vote on such proposal.

ANNUAL REPORT

This Proxy Statement is accompanied by GSI’s Annual Report to Stockholders for fiscal 2006. GSI will furnish without charge to each person to whom this Proxy Statement is delivered, a copy of any or all of the documents incorporated by reference in GSI’s Annual Report on Form 10-K for fiscal 2006, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated), upon the written request of such person. Requests should be sent to: GSI Commerce, Inc., 935 First Avenue, King of Prussia, PA 19406, (610) 265-3229, Attention: Investor Relations.

HOUSEHOLDING

In order to reduce printing costs and postage fees, GSI has adopted the process called “householding” for mailing its Annual Report to Stockholders and Proxy Statement to “street name holders,” which refers to stockholders whose shares are held in a stock brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of GSI’s Annual Report to Stockholders and Proxy Statement, unless GSI receives contrary instructions from a street name holder at that address. GSI will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of GSI’s Annual Report to Stockholders and Proxy Statement at the same address, you may obtain additional copies by writing to GSI at 935 First Avenue, King of Prussia, PA, 19406, Attention: Investor Relations or calling GSI’s Investor Relations at (610) 265-3229. Eligible stockholders of record receiving multiple copies of the Annual Report to Stockholders and Proxy Statement can request householding by contacting GSI in the same manner.

By Order of the Board of Directors,

Arthur H. Miller,

Secretary

Appendix A

GSI COMMERCE, INC.

2005 EQUITY INCENTIVE PLAN, AS AMENDED

APPROVED BY BOARD ON: MARCH 8, 2005

APPROVED BY STOCKHOLDERS: JUNE 30, 2005

TERMINATION DATE: MARCH 8, 2015

1.	GENERAL.

(a) Eligible Stock Award Recipients.    The persons eligible to receive Stock Awards are Employees, Directors and Consultants.

(b) Available Stock Awards.    The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Purchase Awards, (iv) Stock Bonus Awards, (v) Stock Appreciation Rights, (vi) Stock Unit Awards, and (vii) Other Stock Awards.

(c) General Purpose.    The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Stock Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2.	DEFINITIONS.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means (i) any corporation (other than the Company) in an unbroken ownership chain of corporations ending with the Company, provided each corporation in the unbroken ownership chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such ownership chain, and (ii) any corporation (other than the Company) in an unbroken ownership chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken ownership chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such ownership chain. The Board shall have the authority to determine (x) the time or times at which the ownership tests are applied, and (y) whether “Affiliate” includes entities other than corporations within the foregoing definition.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” has the meaning ascribed to that term in Section 12(a).

(d) “Cause” means with respect to a Participant, the occurrence of any of the following: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any material contract or agreement between the Participant and the Company or of the Company’s code of Business Conduct or any of the Company’s policies or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s engaging in conduct which is inimical or injurious, in a material respect, to the business or interests of the Company. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Stock Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, which is covered by Section 2(e)(ii). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company from the Company by an investor, any affiliate (as such term is defined in Rule 405 of the Securities Act) thereof or any other Exchange Act Person in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date this Plan is adopted by the Board, are Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; provided, however, that if the appointment or election (or nomination for election) of any new Director was approved or recommended by a majority vote of the Incumbent Board, such new Director shall, for purposes of this Plan, be considered a member of the Incumbent Board.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement where such agreement provides for acceleration of vesting of such Stock Awards in the event of a Change in Control; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 3(c).

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means GSI Commerce, Inc., a Delaware corporation.

(j) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the Board of Directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(l) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(n) “Director” means a member of the Board.

(o) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(p) “Effective Date” means the effective date of this Plan document, which is the date that this Plan is first approved by the Company’s stockholders.

(q) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(r) “Entity” means a corporation, partnership, limited liability company or other entity.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Affiliate, (ii) any employee benefit plan of the Company or any Affiliate or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(u) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date in question, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(v) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(x) “Nonstatutory Stock Option” means any Option other than an Incentive Stock Option.

(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(aa) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(bb) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(cc) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(e).

(dd) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ee) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ff) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(gg) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(hh) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest and taxes; (iii) earnings before interest, taxes and depreciation and/or amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(ii) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. The Board is authorized at any time in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; or (iii) in view of the Board’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. Specifically, the Board is authorized to make adjustment in the method of calculating attainment of Performance Goals and objectives for a Performance Period as follows: (x) to exclude the dilutive effects of acquisitions or joint ventures; (y) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; and (z) to exclude the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends. In addition, with respect to Performance Goals established for Participants who are not Covered Employees, and who will not be Covered Employees at the time the compensation will be paid, the Board is authorized to make adjustment in the method of calculating attainment of Performance Goals and objectives for a Performance Period as follows: (A) to exclude restructuring or other nonrecurring charges; (B) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (C) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (D) to exclude the effects to any statutory adjustments to corporate tax rates; (E) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles; and (F) to exclude any other unusual, non-recurring gain or loss or other extraordinary item.

(jj) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(kk) “Plan” means this GSI Commerce, Inc. 2005 Equity Incentive Plan.

(ll) “Prior Plan” means the Company’s 1996 Equity Incentive Plan in effect immediately prior to the Effective Date.

(mm) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(nn) “Securities Act” means the Securities Act of 1933, as amended.

(oo) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 7(d).

(pp) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(qq) “Stock Award” means any right granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Stock Purchase Award, Stock Bonus Award, a Stock Appreciation Right, a Stock Unit Award, or any Other Stock Award.

(rr) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ss) “Stock Bonus Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(b).

(tt) “Stock Bonus Award Agreement” means a written agreement between the Company and a holder of a Stock Bonus Award evidencing the terms and conditions of a Stock Bonus Award grant. Each Stock Bonus Award Agreement shall be subject to the terms and conditions of the Plan.

(uu) “Stock Purchase Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(a).

(vv) “Stock Purchase Award Agreement” means a written agreement between the Company and a holder of a Stock Purchase Award evidencing the terms and conditions of a Stock Purchase Award grant. Each Stock Purchase Award Agreement shall be subject to the terms and conditions of the Plan.

(ww) “Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(c).

(xx) “Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Stock Unit Award evidencing the terms and conditions of a Stock Unit Award grant. Each Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(yy) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(zz) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

3.	ADMINISTRATION.

(a) Administration by Board.    The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 3(c).

(b) Powers of Board.    The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Stock Awards; (B) when and how each Stock Award shall be granted; (C) what type or combination of types of Stock Award shall be granted; (D) the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Stock Award Agreement fully effective.

(iii) To effect, at any time and from time to time, with the consent of any adversely affected Optionholder, (A) the reduction of the exercise price of any outstanding Option under the Plan; (B) the cancellation of any outstanding Option under the Plan and the grant in substitution therefor of (I) a new Option under the Plan or another equity plan of the Company covering the same or a different number of shares of Common Stock, (II) a Stock Purchase Award, (III) a Stock Bonus Award, (IV) a Stock Appreciation Right, (V) a Stock Unit Award, (VI) an Other Stock Award, (VII) cash, or (VIII) other valuable consideration (as determined by the Board, in its sole discretion); or (C) any other action that is treated as a repricing under generally accepted accounting principles.

(iv) To settle all controversies regarding the Plan and Stock Awards granted under it.

(v) To amend the Plan or a Stock Award as provided in Section 13.

(vi) To terminate or suspend the Plan as provided in Section 14.

(vii) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Stock Awards.

(viii) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors and Consultants who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General.    The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance.    In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a committee of one or more Directors who need not be Outside Directors the authority to grant Stock Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a committee of one or more Directors who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Effect of Board’s Decision.    All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e) Limitation of Board Member’s Liability.    No member of the Board shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the good faith exercise of any authority or discretion granted in the Plan to the Board, or for any act or omission of any other member of the Board.

(f) Company Obligations.    All costs incurred in connection with the administration and operation of the Plan shall be paid by the Company. Except for the express obligations of the Company under the Plan and under Stock Awards granted in accordance with the provisions of the Plan, the Company shall have no liability with respect to any Stock Award, or to any Participant or any transferee of shares of Common Stock from any Participant, including, but not limited to, any tax liabilities, capital losses, or other costs or losses incurred by any Participant or any such transferee.

4.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve.    Subject to the provisions of Section 12(a) relating to Capitalization Adjustments, the number of shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed, in the aggregate, five million one thousand two hundred nineteen (5,001,219) shares of Common Stock; provided, however, that such share reserve shall be increased from time to time by a number of shares equal to the number of shares of Common Stock that (i) are issuable pursuant to options or stock award agreements outstanding under the Prior Plan as of the Effective Date and (ii) but for the termination of the Prior Plan as of the Effective Date, would otherwise have reverted to the share reserve of the Prior Plan pursuant to subsection 2.3 thereof.

(b) Reversion of Shares to the Share Reserve.    If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, if any shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, or if any shares of Common Stock are cancelled in accordance with the cancellation and regrant provisions of Section 3(b)(iii), then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld for the payment of taxes or the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”), the number of shares that are not delivered to the Participant shall remain available for issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall remain available for issuance under the Plan.

Notwithstanding anything to the contrary in this Section 4(b), subject to the provisions of Section 12(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be four million (4,000,000) shares of Common Stock.

(c) Source of Shares.    The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

5.	ELIGIBILITY.

(a) Eligibility for Specific Stock Awards.    Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders.    A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Section 162(m) Limitation on Annual Grants.    Subject to the provisions of Section 12(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than two million (2,000,000) shares of Common Stock during any calendar year.

(d) Consultants.    A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of Form S-8.

6.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a) Term.    The Board shall determine the term of an Option; provided, however, that subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date of grant.

(b) Exercise.    To exercise any outstanding Option, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Option Agreement evidencing such Option.

(c) Exercise Price of an Incentive Stock Option.    Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.

(d) Exercise Price of a Nonstatutory Stock Option.    The exercise price of each Nonstatutory Stock Option shall be determined by the Board at the time the Option is granted. However, if a Nonstatutory Stock Option has an exercise price less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted, the terms of such Option must provide that it is exercisable only in a manner consistent with the requirements of Section 409A of the Code. For example, such restrictions on exercisability may include, without limitation, a requirement that the Option expire if it is not exercised on or before the date upon which the shares of Common Stock vest, or that the Option may only be exercised upon a specified pre-determined date. To the extent required by applicable law, the price to be paid by the Participant for each share of Common Stock subject to a Nonstatutory Stock Option will not be less than the par value of a share of Common Stock.

(e) Consideration.    The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(e) are:

(i) by cash or check;

(ii) bank draft or money order payable to the Company;

(iii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iv) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(v) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such holding back of whole shares; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations;

(vi) according to a deferred payment or similar arrangement with the Optionholder; provided, however, that interest shall compound at least annually and shall be charged at the minimum rate of interest necessary to avoid (A) the imputation of interest income to the Company and compensation income to the Optionholder under any applicable provisions of the Code, and (B) adverse financial accounting treatment of the Option; or

(vii) in any other form of legal consideration that may be acceptable to the Board.

(f) Transferability of Options.    The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer.    An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.

(ii) Domestic Relations Orders.    Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order.

(iii) Beneficiary Designation.    Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(g) Vesting Generally.    The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(g) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(h) Termination of Continuous Service.    In the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Extension of Termination Date.    An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than for Cause or upon the Optionholder’s death or Disability or upon a Change in Control) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(j) Disability of Optionholder.    In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(k) Death of Optionholder.    In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(l) Termination for Cause.    Except as explicitly provided otherwise in an Optionholder’s Option Agreement, in the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate upon the termination date of such Optionholder’s Continuous Service, and the Optionholder shall be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.

(m) Early Exercise.    The Option Agreement may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time necessary to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option Agreement.

7.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Stock Purchase Awards.    Each Stock Purchase Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Purchase Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Purchase Award Agreements may change from time to time, and the terms and conditions of separate Stock Purchase Award

Agreements need not be identical, provided, however, that each Stock Purchase Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Purchase Price.    At the time of the grant of a Stock Purchase Award, the Board will determine the price to be paid by the Participant for each share subject to the Stock Purchase Award. To the extent required by applicable law, the price to be paid by the Participant for each share of the Stock Purchase Award will not be less than the par value of a share of Common Stock.

(ii) Consideration.    At the time of the grant of a Stock Purchase Award, the Board will determine the consideration permissible for the payment of the purchase price of the Stock Purchase Award. The purchase price of Common Stock acquired pursuant to the Stock Purchase Award shall be paid either: (A) in cash or by check at the time of purchase, (B) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant, (C) by past services rendered to the Company, or (D) in any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(iii) Vesting.    Shares of Common Stock acquired under a Stock Purchase Award may be subject to a share repurchase right or option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv) Termination of Participant’s Continuous Service.    In the event that a Participant’s Continuous Service terminates, the Company shall have the right, but not the obligation, to repurchase or otherwise reacquire, any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Stock Purchase Award Agreement. At the Board’s election, the price paid for all shares of Common Stock so repurchased or reacquired by the Company may be at the lesser of: (A) the Fair Market Value on the relevant date, or (B) the Participant’s original cost for such shares. The Company shall not be required to exercise its repurchase or reacquisition option until at least six (6) months (or such longer or shorter period of time necessary to avoid a charge to earnings for financial accounting purposes) have elapsed following the Participant’s purchase of the shares of Common Stock acquired pursuant to the Stock Purchase Award unless otherwise determined by the Board or provided in the Stock Purchase Award Agreement.

(v) Transferability.    Rights to purchase or receive shares of Common Stock granted under a Stock Purchase Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Purchase Award Agreement, as the Board shall determine in its sole discretion, and so long as Common Stock awarded under the Stock Purchase Award remains subject to the terms of the Stock Purchase Award Agreement.

(b) Stock Bonus Awards.    Each Stock Bonus Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Bonus Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Bonus Award Agreements may change from time to time, and the terms and conditions of separate Stock Bonus Award Agreements need not be identical, provided, however, that each Stock Bonus Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.    A Stock Bonus Award may be awarded in consideration for (A) past services actually rendered to the Company or an Affiliate, or (Bi) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting.    Shares of Common Stock awarded under the Stock Bonus Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service.    In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Stock Bonus Award Agreement.

(iv) Transferability.    Rights to acquire shares of Common Stock under the Stock Bonus Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Stock Bonus Award Agreement remains subject to the terms of the Stock Bonus Award Agreement.

(c) Stock Unit Awards.    Each Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Stock Unit Award Agreements need not be identical, provided, however, that each Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.    At the time of grant of a Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting.    At the time of the grant of a Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment.    A Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Stock Unit Award Agreement.

(iv) Additional Restrictions.    At the time of the grant of a Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Stock Unit Award after the vesting of such Stock Unit Award.

(v) Dividend Equivalents.    Dividend equivalents may be credited in respect of shares of Common Stock covered by a Stock Unit Award, as determined by the Board and contained in the Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service.    Except as otherwise provided in the applicable Stock Unit Award Agreement, such portion of the Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii) Compliance with Section 409A of the Code.    Notwithstanding anything to the contrary set forth herein, any Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Unit Award Agreement evidencing such Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Stock Unit Award that is to be issued in a year following the year in which the shares of underlying Common Stock vest must be issued in accordance with a fixed pre-determined schedule.

(d) Stock Appreciation Rights.    Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Strike Price and Calculation of Appreciation.    Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) an amount (the strike price) that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(ii) Vesting.    At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(iii) Exercise.    To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(iv) Payment.    The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(v) Termination of Continuous Service.    In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(vi) Compliance with Section 409A of the Code.    Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

(e) Other Stock Awards.    Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

8.	COVENANTS OF THE COMPANY.

(a) Availability of Shares.    During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance.    The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.	USE OF PROCEEDS FROM SALES OF COMMON STOCK.

Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10.	MISCELLANEOUS.

(a) Severability.    If any provision of the Plan is determined to be unenforceable for any reason, then that provision shall be deemed to have been deleted or modified to the extent necessary to make it enforceable, and the remaining provisions of the Plan shall be unaffected.

(b) Deferred Payment of Stock Awards.    Any payment under a Stock Award, may be paid at the discretion of the Board, according to a deferred payment or other arrangement with the Participant; provided, however, that any such deferred payment arrangement will be structured to comply with the requirements of Section 409A of the Code.

(c) Acceleration of Exercisability and Vesting.    The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(d) Corporate Action Constituting Grant of Stock Awards.    Corporate action constituting an offer by the Company of Common Stock to any Participant under the terms of a Stock Award shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is actually received or accepted by the Participant.

(e) Stockholder Rights.    No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(f) No Employment or Other Service Rights.    Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or any Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(g) Incentive Stock Option $100,000 Limitation.    To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(h) Investment Assurances.    The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(i) Withholding Obligations.    To the extent provided by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; (iii) by such other method as may be set forth in the Stock Award Agreement; or (iv) pursuant to a loan or cash award described in Section 11 below.

(j) Electronic Delivery.    Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(k) Performance Stock Awards.    A Stock Award may be granted, may vest, or may be exercised based upon service conditions, upon the attainment during a Performance Period of certain Performance Goals, or both. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Board in its sole discretion. The maximum benefit to be received by any individual in any calendar year attributable to Stock Awards described in this Section shall not exceed the value of two million (2,000,000) shares of Common Stock. Any vesting or other benefit under a Stock Award contingent upon the achievement of Performance Goals that have not been attained as of the date of termination of Continuous Service, so that the Participant is not irrevocably entitled to the benefit at the time of his or her termination of Continuous Service, shall be forfeited at the time of termination unless otherwise determined by the Board.

(l) Dividend Benefits.    The Board may, upon such terms and conditions as it deems appropriate, provide that a Participant will receive a benefit in lieu of cash dividends that would have been payable on any and all Common Stock subject to the Participant’s Stock Award, had the Common Stock subject to such Stock Award been outstanding. Without limitation, the Board may provide for payment to the Participant of amounts representing such dividends, either currently or in the future, or for the investment of such amounts on behalf of the Participant.

11.	TAX LOANS AND SUPPLEMENTAL CASH GRANTS.

(a) Tax Loans.    The Company may make a loan to a Participant (“Loan”) for the payment of any Federal, state and local income tax with respect to income recognized as a result of Participant’s receipt or exercise of the Stock Award, or the vesting of the Stock Award, as applicable; provided, however, that no such loan shall violate applicable laws, including, but not limited to, Section 402 of the Sarbanes-Oxley Act of 2002. The Board shall have the authority, in its sole discretion, to determine whether to make a Loan, and the amount, terms and conditions of the Loan; provided, however, that interest shall compound at least annually and shall be charged at the minimum rate of interest necessary to avoid (i) the imputation of interest income to the Company and compensation income to the Participant under any applicable provisions of the Code, and (ii) adverse financial accounting treatment of the Stock Award.

(b) Supplemental Cash Grants.    In connection with any Stock Award, the Board may grant a cash award to the Participant not to exceed an amount equal to (i) the amount of any Federal, state and local income tax on ordinary income for which the Participant may be liable with respect to the Stock Award, determined by assuming taxation at the highest marginal rate, plus (ii) an additional amount on a grossed-up basis intended to make the Participant whole on an after-tax basis after discharging all the Participant’s income tax liabilities arising from all payments under this Section 11. Any supplement cash grant awards granted under this Section 11(b) shall be paid at the time the Participant incurs Federal income tax liability with respect to the Stock Award.

12.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments.    If any change is made in, or other events occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”)), the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a), (ii) the class(es) and number of securities subject to each outstanding stock award under the Prior Plan that are added from time to time to the share reserve under the Plan pursuant to Section 4(a), (iii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 4(b), (iv) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 5(c), (v) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 10(k) and (vi) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation.    In the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction.    The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Stock Awards May Be Assumed.    In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 3.

(ii) Stock Awards Held by Participants and Recent Participants.    In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction or by Participants whose Continuous Service was terminated by the Company within three (3) months prior to the effective time of the Corporate Transaction (referred to as the “Participants and Recent Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Persons Other than Participants and Recent Participants.    In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Participants and Recent Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise.    Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

(d) Change in Control.    A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

13.	AMENDMENT OF THE PLAN AND STOCK AWARDS.

(a) Amendment of Plan.    Subject to the limitations, if any, of applicable law, the Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 12(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy applicable law or applicable stock exchange listing requirements.

(b) Stockholder Approval.    The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.

(c) Contemplated Amendments.    It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to bring the Plan or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights.    Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(e) Amendment of Stock Awards.    The Board, at any time and from time to time, may amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

14.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term.    The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.    Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

15.	EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date, but no Stock Award shall be exercised (or, in the case of a Stock Purchase Award, Stock Bonus Award, Stock Unit Award, or Other Stock Award shall be granted) under this Plan unless and until this Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date this Plan is adopted by the Board.

16.	PLAN HISTORY

The Plan was originally adopted by the Board on March 8, 2005, subject to the approval of the Company’s stockholders. The 2005 Plan was originally approved by the Company’s stockholders at the Company’s 2005 annual meeting of stockholders that was held on June 30, 2005.

Since its original adoption, the 2005 Plan has been amended as follows:

Nature of Amendment	Date Amended by Board of Directors	Date Approved by Stockholders
Increase authorized shares under Section 4(a) from 2,001,129 to 5,001,219 shares	March 7, 2007

17.	CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

THE UNDERSIGNED CERTIFIES THAT THIS PLAN WAS DULY APPROVED AND ADOPTED BY THE BOARD OF DIRECTORS OF GSI COMMERCE, INC. AT THE BOARD OF DIRECTORS MEETING HELD ON MARCH 8, 2005 AND DULY AMENDED BY THE BOARD OF DIRECTORS AT THE BOARD OF DIRECTORS MEETING HELD ON MARCH 7, 2007.

By:	/s/ ARTHUR H. MILLER
Arthur H. Miller Executive Vice President and General Counsel

GSI COMMERCE, INC.

Annual Meeting of Stockholders

SOLICITED ON BEHALF OF THE COMPANY AND

THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael G. Rubin and M. Jeffrey Branman to act as attorneys and proxies for the undersigned, with full powers of substitution, to appear at the Annual Meeting of Stockholders of GSI Commerce, Inc. (the “Company”) to be held on the 15th day of June, 2007 at the Company’s headquarters, located at 935 First Avenue, King of Prussia, Pennsylvania 19406 and at any postponement or adjournment thereof (the “Annual Meeting”), and to vote all of the shares of the Company that the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as follows:

1. To elect eight directors, each to hold office for one-year terms and until their successors are elected and qualified. Nominees: Michael G. Rubin, M. Jeffrey Branman, Michael J. Donahue, Ronald D. Fisher, John A. Hunter, Mark S. Menell, Jeffrey F. Rayport and Andrea M. Weiss.

FOR the nominees listed above (except as indicated below)	WITHHOLD AUTHORITY to vote for all nominees

☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, write the name of the nominee(s) in this space: __________________.

2. To approve the amendment to GSI’s 2005 Equity Incentive Plan to increase the number of shares of GSI’s common stock, par value $.01 per share, reserved and issuable under the 2005 Equity Incentive Plan by 3,000,000 shares;

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED IN THIS PROXY AND THE ACCOMPANYING PROXY STATEMENT, “FOR” APPROVAL OF THE AMENDMENT TO GSI COMMERCE, INC.’S AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN AND “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2007. A MAJORITY OF THE PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED HEREBY. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY’S PROXY STATEMENT.

The Board of Directors recommends a vote “FOR” election of all nominees for director, “FOR” approval of the amendment to GSI Commerce, Inc.’s 2005 Equity Incentive Plan and “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2007.

(Continued and to be SIGNED on Reverse Side)

Sending in a signed proxy will not affect a stockholder’s right to attend the Annual Meeting and vote in person since this proxy is revocable. Any stockholder giving this proxy has the power to revoke it by delivering a later dated proxy or giving written notice to the Secretary of the Company at any time before this proxy is exercised. Attendance at the Annual Meeting will not, by itself, revoke this proxy.

Receipt of the Company’s 2006 Annual Report to Stockholders, the Notice of the Annual Meeting and Proxy Statement relating thereto is hereby acknowledged.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Date:	______________________________, 2007
(Please date this Proxy)

(Signature(s) of Stockholder(s))

Please sign exactly as your name or names appear to the left. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give your full title as such. If the signer is an entity, please sign full entity’s name by duly authorized officer or person, giving full title as such.